Filed Pursuant to Rule 424(b)(5)

Registration No. 333-251195

CALCULATION OF REGISTRATION FEE(1)

Title of Each Class of Securities to be Registered	Amount To Be Registered(2)	Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Class A Common stock, par value $0.01 per share	10,062,500	$29.50	$296,843,750	$32,385.66

(1)	This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in our registration statement on Form S-3.

(2)	Includes 1,312,500 shares of Class A common stock issuable upon exercise of the underwriters’ option to purchase additional shares of Class A common stock.

(3)	Calculated in accordance with Rules 457(o) and (r) under the Securities Act of 1933, as amended.

Prospectus supplement

(To prospectus dated December 8, 2020)

8,750,000 shares

Class A common stock

We are offering 8,750,000 shares of our Class A common stock in this offering.

Our common stock is quoted on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “BRP.” On December 8, 2020, the last reported sale price of our Class A common stock was $32.01 per share, as reported on Nasdaq.

We will use the net proceeds we receive from this offering to purchase (i) new membership interests of Baldwin Risk Partners, LLC, which we refer to as “LLC Units,” from Baldwin Risk Partners, LLC and (ii) LLC Units from Lowry Baldwin, our Chairman, and/or affiliated entities, Elizabeth Krystyn, one of our founders, and/or affiliated entities, Laura Sherman, one of our founders, and/or affiliated entities, Kristopher Wiebeck, our Chief Financial Officer, and/or affiliated entities and John Valentine, our Chief Partnership Officer, and/or affiliated entities. No public market exists for the LLC Units. The purchase price payable by us for each LLC Unit will be equal to the public offering price of our Class A common stock in this offering. Baldwin Risk Partners, LLC will use the proceeds from the sale of the LLC Units to BRP Group, Inc. as follows: (i) to pay fees and expenses of approximately $1,100,000 in connection with this offering; and (ii) for working capital and other general corporate purposes, including the Partnership with Burnham (as defined below) and other Partnership opportunities that we are considering and future Partnership opportunities. See “Use of proceeds.”

	Per share	Total

Public offering price	$29.50	$258,125,000

Underwriting discounts and commissions(1)	$1.25375	$10,970,312.50

Proceeds, before expenses, to BRP Group, Inc.	$28.24625	$247,154,687.50

(1)	See “Underwriting” for a description of compensation payable to the underwriters.

The underwriters have the option to purchase up to 1,312,500 additional shares of Class A common stock from us at the initial price to the public less the underwriting discounts and commissions.

The underwriters expect to deliver the shares against payment in New York on or about December 11, 2020.

Investing in our common stock involves risks. See “Risk factors” beginning on page S-32 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Joint book-running managers

J.P. Morgan	BofA Securities	Wells Fargo Securities	Morgan Stanley	Jefferies	William Blair

Co-managers

Keefe Bruyette & Woods	Raymond James	Dowling & Partners Securities LLC	Capital One Securities
A Stifel Company

Prospectus supplement dated December 8, 2020.

Prospectus supplement

Prospectus

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

S-i

Commonly used defined terms

In this prospectus supplement, unless the context otherwise requires, “Baldwin Risk Partners,” the “Company,” “BRP,” “we,” “us” and “our” refer (i) prior to the consummation of the Reorganization Transactions, to Baldwin Risk Partners, LLC and its subsidiaries and (ii) after the Reorganization Transactions, to BRP Group, Inc., Baldwin Risk Partners, LLC and their subsidiaries.

The following terms have the following meanings throughout this prospectus supplement unless the context indicates or requires otherwise:

Amended LLC Agreement	Third Amended and Restated Limited Liability Company Agreement of Baldwin Risk Partners, LLC, as amended

Book of Business	Insurance policies bound by us on behalf of our Clients

BRP LLC Members	Holders of outstanding equity interests of Baldwin Risk Partners, LLC

Clients	Our insureds

Colleagues	Our employees

Credit Agreement	Credit Agreement between Baldwin Risk Partners, LLC, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and lender, and the several banks and other financial institutions as lenders entered into on October 14, 2020

Exchange Act	Securities Exchange Act of 1934, as amended

Initial Public Offering	BRP Group, Inc.’s initial public offering of its Class A common stock completed on October 28, 2019 in which it sold 18,859,300 shares, including 2,459,300 shares pursuant to the underwriters’ over-allotment option that subsequently settled on November 26, 2019

Insurance Company Partners	Insurance companies with which we have a contractual relationship

June 2020 Public Offering	BRP Group, Inc.’s public offering of 13,225,000 shares of its Class A common stock, including 1,725,000 shares sold pursuant to the underwriters’ over-allotment option, which settled on June 29, 2020

Operating Groups	Our reportable segments

Partners	Companies that we have acquired, or in the case of asset acquisitions, the producers

Partnerships	Strategic acquisitions made by the Company

Pre-IPO LLC Members	Owners of LLC Units of Baldwin Risk Partners, LLC prior to the Initial Public Offering, which include:

•	Trevor Baldwin, our Chief Executive Officer;

•	Lowry Baldwin, our Chairman, and BIGH, an entity controlled by Lowry Baldwin;

•	Elizabeth Krystyn, one of our founders;

•	Laura Sherman, one of our founders;

•	Kris Wiebeck, our Chief Financial Officer;

•	John Valentine, our Chief Partnership Officer;

•	Dan Galbraith, our Chief Operating Officer;

•	Brad Hale, our Chief Accounting Officer;

•	Chris Stephens, our General Counsel; and

•	The Villages Invesco, LLC and certain other historical equity holders in Partners.

Reorganization Transactions	A series of reorganization transactions that were completed in connection with the Initial Public Offering

Risk Advisors	Our producers

SEC	U.S. Securities and Exchange Commission

Securities Act	Securities Act of 1933, as amended

Substantial Ownership Requirement	The Pre-IPO LLC Members beneficially hold at least 10% of the aggregate number of outstanding shares of our common stock

Tax Receivable Agreement	Tax Receivable Agreement between BRP Group, Inc. and the owners of Baldwin Risk Partners, LLC outstanding equity interests entered into on October 28, 2019

Voting Agreement	Voting Agreement between the Voting Group entered into on October 28, 2019

Voting Group	The parties to the Voting Agreement comprised of Baldwin Insurance Group Holdings, LLC, an entity controlled by Lowry Baldwin, our Chairman, Lowry Baldwin, Elizabeth Krystyn, Laura Sherman, Trevor Baldwin, our Chief Executive Officer, Kris Wiebeck, our Chief Financial Officer, John Valentine, our Chief Partnership Officer, Dan Galbraith, our Chief Operating Officer, Brad Hale, our Chief Accounting Officer, Chris Stephens, our General Counsel, Joseph Finney, James Roche, Millennial Specialty Holdco, LLC, Highland Risk Services LLC and certain trusts established by such individuals

About this prospectus supplement

This document is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process and consists of two parts. The first part is this prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference therein, gives more general information, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

If information in this prospectus supplement is inconsistent with information in the accompanying prospectus or any document incorporated by reference herein or therein that was filed with the SEC before the date of this prospectus supplement, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference include important information about us, the securities being offered and other information you should know before investing in our securities. You should also read and consider information in the documents to which we have referred you in the sections of this prospectus supplement and the accompanying prospectus entitled “Where You Can Find Additional Information,” “Incorporation of Certain Information by Reference” and “Incorporation by Reference.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We take no responsibility for, and can provide no assurances as to the reliability of, any information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are not offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our securities. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

In this prospectus, unless the context otherwise requires, “Baldwin Risk Partners,” the “Company,” “BRP,” “we,” “us” and “our” refer (i) prior to the consummation of the Reorganization Transactions, to Baldwin Risk Partners, LLC and its subsidiaries and (ii) after the Reorganization Transactions, to BRP Group, Inc., Baldwin Risk Partners, LLC and their subsidiaries. This prospectus supplement and the information incorporated herein by reference contain references to trademarks, service marks and trade names owned by us or other companies. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus supplement and the information incorporated herein, including logos, artwork, and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trade names, service marks or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or any related free writing prospectus are the property of their respective owners.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the securities or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement or the accompanying prospectus applicable to that jurisdiction.

Where you can find additional information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the common stock offered by this prospectus supplement. This prospectus supplement, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC.

These documents are also available, free of charge, through the Investor Relations section of our website, which is located at www.baldwinriskpartners.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider information on our website to be part of this prospectus supplement or the accompanying prospectus.

Incorporation by reference

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement and the accompanying prospectus is considered to be part of this prospectus supplement. Because we are incorporating by reference future filings with the SEC, this prospectus supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement incorporates by reference the documents listed below (File No. 001-39095) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of this prospectus supplement and the termination of this offering:

•	Annual Report on Form 10-K for the year ended December 31, 2019 (filed with the SEC on March 24, 2020);

•

The portions of our Definitive Proxy Statement on Schedule 14A that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (filed with the SEC on April 27, 2020);

•	Quarterly Reports on Form 10-Q (filed with the SEC on May 13, 2020, August 13, 2020 and November 12, 2020);

•

Current Reports on Form 8-K (filed with the SEC on January 2, 2020, February 7, 2020, February 13, 2020, March 13, 2020, April  1, 2020, May 27, 2020, June  1, 2020, June 18, 2020, October 15, 2020, November  12, 2020 (with respect to Item 3.02), March  18, 2020 (with respect to Item 9.01(a)), March  19, 2020 (with respect to Item 9.01), June  15, 2020 (with respect to Item 9.01(a)), December  4, 2020, December  7, 2020 (with respect to Item 9.01) and December 8, 2020 (with respect to Item 3.02));

•

the financial statements for Millennial Specialty Insurance LLC and Lykes Insurance, Inc. included in our prospectus, dated October 23, 2019, filed with the SEC pursuant to Rule 424(b) under the Securities Act, in connection with our Registration Statement on Form S-1 (Registration No. 333-233908), as originally filed on September 23, 2019, and subsequently amended; and

•

the description of our common stock which is contained in the Registration Statement on Form 8-A filed October  17, 2019, under the Exchange Act, including any amendment or report filed for the purpose of updating such description, including Exhibit 4.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (filed with the SEC on March 24, 2020).

You may request a copy of these filings, at no cost, by contacting us, either orally or in writing, at the following:

BRP Group, Inc.

Attention: Investor Relations

4211 W. Boy Scout Blvd., Suite 800

Tampa, Florida 33607

Telephone: (866) 279-0698

Special note regarding forward-looking statements

Certain statements in this prospectus supplement, any related free writing prospectus, and the information incorporated by reference herein and therein contain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors.” You should specifically consider the numerous risks outlined under “Risk Factors” and elsewhere in this prospectus supplement and in our most recent Annual Report on Form 10-K and our Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus supplement in their entirety, together with other information in this prospectus supplement, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus supplement to conform our prior statements to actual results or revised expectations.

Cautionary statement regarding the use of non-U.S. GAAP measures

This prospectus supplement, including documents incorporated by reference herein, contains financial measures that are not prepared in accordance with United States Generally Accepted Accounting Principles (GAAP). These include:

•	Adjusted EBITDA;
•	Adjusted EBITDA Margin;
•	Organic Revenue;
•	Organic Revenue Growth;
•	Adjusted Net Income; and
•	Adjusted Diluted Earnings Per Share (“Adjusted Diluted EPS”)

These non-GAAP financial measures are supplemental financial measures of our performance only, and should not be considered substitutes for net income, commissions and fees or any other measure derived in accordance with GAAP. As used in this prospectus supplement, these non-GAAP financial measures have the following meanings:

•

Adjusted EBITDA is net income (loss) before interest, taxes, depreciation, amortization, change in fair value of contingent consideration and certain items of income and expense, including share-based compensation expense, transaction-related expenses related to Partnerships, including severance and certain non-recurring costs, including those related to the Initial Public Offering and the June 2020 Public Offering and loss on modification and extinguishment of debt;

•	Adjusted EBITDA Margin is Adjusted EBITDA divided by commissions and fees;

•

Organic Revenue is commissions and fees for the period excluding (i) the first twelve months of commissions and fees generated from new Partners and (ii) the impact of the change in our method of accounting for commissions and fees from contracts with customers as a result of the adoption of Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers, effective January 1, 2018, under the New Revenue Standard on our 2018 commissions and fees when the impact is measured across periods that are not comparable.

•

Organic Revenue Growth is the change in Organic Revenue period-to-period, with prior period results adjusted for Organic Revenues that were excluded in the prior period because the relevant Partners had not yet reached the twelve-month owned mark, but which have reached the twelve-month owned mark in the current period. For example, revenues from a Partner acquired on June 1, 2018 are excluded from Organic Revenue for 2018. However, after June 1, 2019, results from June 1, 2018 to December 31, 2018 for such Partners are compared to results from June 1, 2019 to December 31, 2019 for purposes of calculating Organic Revenue Growth in 2019.

•

Adjusted Net Income is defined as net income (loss) adjusted for amortization and certain items of income and expense, including costs related to the Initial Public Offering and the June 2020 Public Offering, share-based compensation expense, transaction-related expenses related to Partnerships including severance, and certain non-recurring costs that, in the opinion of management, significantly affect the period-over-period assessment of operating results, and the related tax effect of those adjustments.

•	Adjusted Diluted EPS is calculated as Adjusted Net Income divided by adjusted dilutive weighted-average shares outstanding.

Adjusted EBITDA is a key metric used by management and our board of directors to assess our financial performance. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance, and that the presentation of this measure enhances an investor’s understanding of our financial performance. We believe that Adjusted EBITDA Margin is helpful in measuring profitability of operations on a consolidated level. For a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to net income, see “Prospectus supplement summary — Summary historical and pro forma financial and other data.”

Organic Revenue and Organic Revenue Growth are key metrics used by management and our board of directors to assess our financial performance. We believe that Organic Revenue and Organic Revenue Growth are appropriate measures of operating performance as they allow investors to measure, analyze and compare growth in a meaningful and consistent manner. For reconciliations of Organic Revenue Growth to commissions and fees, see “Prospectus supplement summary — Summary historical and pro forma financial and other data.”

Adjusted Net Income is presented for the purpose of calculating Adjusted Diluted EPS. Adjusted Diluted EPS measures our per share earnings excluding certain expenses as discussed above and assuming all shares of Class B common stock were exchanged for Class A common stock. We believe Adjusted Diluted EPS is useful to investors because it enables them to better evaluate per share operating performance across reporting periods.

Our use of the terms Adjusted EBITDA, Adjusted EBITDA Margin, Organic Revenue, Organic Revenue Growth, Adjusted Net Income and Adjusted Diluted EPS may vary from the use of similar terms by other companies in our industry and accordingly may not be comparable to similarly titled measures used by other companies.

The non-GAAP financial measures used in this prospectus supplement have not been reviewed or audited by our or any independent registered public accounting firm.

Adjusted EBITDA and Adjusted EBITDA Margin have important limitations as analytical tools. For example, Adjusted EBITDA and Adjusted EBITDA Margin:

•	do not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	do not reflect changes in, or cash requirements for, our working capital needs;

•	do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our core operations;

•	do not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	do not reflect stock-based compensation expense and other non-cash charges; and

•	exclude certain tax payments that may represent a reduction in cash available to us.

Prospectus supplement summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus supplement and the accompanying prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” beginning on page S-32 of this prospectus supplement, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. This prospectus supplement may add to, update or change information in the accompanying prospectus.

Overview

Who we are

We are a rapidly growing independent insurance distribution firm delivering solutions that give our Clients the peace of mind to pursue their purpose, passion and dreams. We support our Clients, Colleagues, Insurance Company Partners, and communities through the deployment of vanguard resources and capital to drive organic and inorganic growth. We are innovating the industry by taking a holistic and tailored approach to risk management, insurance and employee benefits. Our growth plan includes increased geographic representation across the U.S., expanded client value propositions and new lines of insurance to meet the needs of evolving lifestyles, business risks and healthcare funding. We are a destination employer supported by an award-winning culture, powered by exceptional people and fueled by industry-leading growth and innovation.

We represent over 500,000 clients across the United States and internationally. Our over 950 Colleagues include approximately 260 Risk Advisors, who are fiercely independent, relentlessly competitive and “insurance geeks.” We have over 50 offices, all of which are equipped to provide diversified products and services to empower our clients at every stage through our four Operating Groups.

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Middle Market provides expertly-designed private risk management, commercial risk management and employee benefits solutions for mid-to-large-size businesses and high net worth individuals, as well as their families.

•	MainStreet offers personal insurance, commercial insurance and life and health solutions to individuals and businesses in their communities.

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Medicare offers consultation for government assistance programs and solutions to seniors and Medicare-eligible individuals through a network of agents. In the Medicare Operating Group, BRP generates commissions and fees in the form of direct bill insurance placement and marketing income. Marketing income is earned through co-branded marketing campaigns with our Insurance Company Partners.

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Specialty delivers specialty insurers, professionals, individuals and niche industry businesses expanded access to exclusive specialty markets, capabilities and programs requiring complex underwriting and placement. With the addition of the Millennial Specialty Insurance LLC, or MSI, Partnership in April 2019, the Specialty Operating Group also represents a leading technology platform. MGA of the Future has a national renter’s insurance program distributed via sub-agent partners and property management software providers, which has expanded distribution capabilities for new products through our wholesale and retail networks.

In 2011, we adopted the “Azimuth” as our corporate constitution. Named after a historical navigation tool used to find “true north,” the Azimuth asserts our core values, business basics and stakeholder promises. The ideals encompassed by the Azimuth support our mission to deliver indispensable, tailored insurance and risk management insights and solutions to our clients. We strive to be regarded as the preeminent insurance advisory firm fueled by relationships, powered by people and exemplified by client adoption and loyalty. This type of environment is upheld by the distinct vernacular we use to describe our services and culture. We are a firm, instead of an agency; we have Colleagues, instead of employees, and we have Risk Advisors, instead of producers/agents. We serve clients instead of customers and we refer to our strategic acquisitions as Partnerships. We refer to insurance brokerages that we have acquired, or in the case of asset acquisitions, the producers, as Partners.

We have developed a “Tailored Client Engagement Model” in each of our Operating Groups, which provides a disciplined sales process around our unique go-to-market strategies. Our tailored models have generated strong new business flow, resulting in strong organic growth in each of our Operating Groups. The performance of our Operating Groups and our Partnership activity drove an increase in commissions and fees from $79.9 million in 2018 to $137.8 million in 2019 and an increase from $101.3 million for the nine months ended September 30, 2019 to $171.3 million for the nine months ended September 30, 2020 and consolidated Organic Revenue Growth of 10% in 2019, which was 2x greater than the large-peer average according to public filings. We achieved similar results in 2018, reaching 18% Organic Revenue Growth.

	For the years ended December 31,		For the nine months ended September 30,
	2019	2018	2020	2019
	(in thousands, except percentages)		(in thousands, except percentages)
Commissions and fees	$137,841	$79,880	$171,270	$101,280
New Revenue Standard(1)	—	(200)	—	—
Partnership commissions and fees(2)	(50,163)	(22,897)	(54,569)	(36,749)

Organic Revenue(3)	$87,678	$56,783	$116,701	$64,531

Organic Revenue Growth(3)	7,780	8,794	15,393	5,479
Organic Revenue Growth %(3)	10%	18%	15%	9%

(1)	The Company changed its method of accounting for commissions and fees from contracts with customers as a result of the adoption of ASC Topic 606, Revenue from Contracts with Customers, effective January 1, 2018, under the modified retrospective method. Under the modified retrospective method, the Company was not required to restate comparative financial information prior to the adoption of these standards and therefore such information presented prior to January 1, 2018 continues to be reported under the Company’s previous accounting policies. As such, an adjustment is made to remove the impact of the adoption from the calculation of organic growth when the impact is measured across periods that are not comparable.

(2)	Excludes the first twelve months of such commissions and fees generated from newly acquired Partners.

(3)	Organic Revenue for the year ended December 31, 2018 used to calculate Organic Revenue Growth for the year ended December 31, 2019 was $79.9 million, which is adjusted to reflect revenues from Partnerships that reached the twelve-month owned mark during the year ended December 31, 2019.

Our thoughtfully designed client experience is tailored to further build on our mission of delivering peace of mind to our clients, yielding increased new business opportunities and client retention. On the new business side, we have delivered industry-leading Sales Velocity (which refers to the amount obtained by dividing new business written in the current year over the prior year’s commissions and fees). In 2019, our Middle Market Operating Group generated Sales Velocity of 18%, which is 1.5x greater than the industry average according to Reagan Consulting. Our MainStreet Operating Group generated 22% Sales Velocity, or 1.8x greater than the industry average according to Reagan Consulting. We are not aware of any comparable statistics for the

Medicare or Specialty Operating Groups. On the retention side, we focus on building client relationships through our innovative client value propositions, niche industry expertise, differentiated growth services and excellence in client execution. Our institutionalized client loyalty and established status as a valued business partner has resulted in client retention which we believe to be 92% during 2020 in our Middle Market Operating Group. Taken together, our four Operating Groups are capable of serving clients throughout their lifecycle. We believe that the nature of our product suite offers us compelling cross-sell opportunities as clients remain in our ecosystem over time and the diversification of our client base better positions us to produce attractive financial results across economic cycles.

Our attractive operational profile is further enhanced by strategically targeted regions and specialized industries. While we have recently increased our business operations outside of the Southeastern U.S., a significant portion of our business is concentrated in the region. Our clients live and work in many of the fastest growing states in the country, including Florida and Texas. We have also developed core subject matter expertise in rapidly growing industries such as healthcare, technology, construction, transportation, finance and real estate. As we continue to expand our existing market presence, we will continue to prioritize geographies and industries that we believe will enable us to maintain outsized growth.

Our fun and entrepreneurial mindset has earned us recognition as a “destination employer,” which creates an enduring ability to grow through Colleague hiring while also driving Colleague retention. We onboarded 75 Risk Advisors in 2019 (excluding the Medicare Operating Group), an increase from 58 Risk Advisors onboarded in 2018. Our 2017–2019 average Risk Advisor Retention Rate was 87% (79% in 2019). Our differentiated Risk Advisor recruiting strategy is focused on sourcing ambitious candidates, ensuring cultural fit and providing a layer of support to help Risk Advisors succeed in delivering excellence to our clients. Our recruiting efforts have resulted in an average Risk Advisor age of 43 years, as of December 1, 2020, meaningfully below the industry average of 54 years according to the 2018 Future One Agency Universe Study. We are specifically focused on continuous talent development driven by frequent and transparent communication, defined sales approaches, clear compensation goals and consistent reviews with leadership to cultivate a vibrant culture. We believe that our continued ability to recruit, train and retain Risk Advisors will give us a substantial competitive advantage in the years to come as the brokerage industry faces an impending wave of retirements.

Our business has grown substantially since our founding in 2011 and we believe that our proven Partnership model provides continued opportunity for strong growth. In the United States, there are approximately 37,000 insurance brokers and, according to Optis Partners, over 600 were sold in both 2018 and 2019. We carefully seek companies that have cultural congruency, distinguishing products or expertise and unique growth attributes and have consummated Partnerships with 34 firms since 2016. We believe there is an expansive universe of firms that could fit our target partner characteristics. Our differentiated value proposition as a “forever investor” offers new Partners the ability to continue to grow their business, benefit from the upside of their growth and partner with like-minded entrepreneurs who provide a long-term home for them. We also have a highly systematic and regimented integration process, supported by our integration team, The Navigators, which balances both efficiency and respect for our new Colleagues.

Our new Partners have generated significant growth since joining our network due to our effective integration process. New Partners who joined us on or before April 1, 2019 produced $75.8 million of commissions and fees in the twelve months preceding the closing of such new Partnerships (excludes new Partners with less than $1 million of commissions and fees). In their first full year with BRP, these same Partners generated $91.7 million of commissions and fees, representing a 21% increase in commissions and fees during what can be a disruptive integration process.

In addition to our integration framework that provides resources for growth, in the past we have typically issued membership interests on a tax deferred basis in our Partnerships, allowing new Partners to participate in the value they create. Given that we have an “Up-C” structure, we believe that we are one of the few insurance brokers that can offer new Partners interests in a Partnership that can be exchanged for stock of a public company (or cash of equivalent value) and offer a tax deferral mechanism, increasing the financial attractiveness of our platform to potential Partners. Additionally, we have entered into the Tax Receivable Agreement which can give our new Partners the right to receive certain additional cash payments from us after such an exchange in respect of certain tax benefits we may realize in connection with such exchange. Ownership interest has typically comprised 15–25% of the total consideration of Partnerships and is an indication of the sellers’ interest in being invested for the long term. Our Partnership approach has greatly distinguished BRP in the marketplace and we have become a recognized partner of choice for business owners seeking to benefit from the resources of a larger organization without sacrificing their entrepreneurial spirit and desire to grow. We believe this gives us a unique edge when desirable partners are choosing between buyers.

We source Partnerships through both proprietary deal flow, competitive auctions and cultivated industry relationships. Since September 30, 2020, we have announced the acquisitions of Insgroup, Inc., Armfield, Harrison and Thomas, Inc. and Burnham Benefits Insurance Services, Inc., Burnham Gibson Wealth Advisors, Inc. and Burnham Risk and Insurance Solutions, LLC (collectively, “Burnham”). Of these, Burnham has not yet closed and is expected to close on December 31, 2020, subject to customary closing conditions. These agencies will add meaningful scale, diversification, and specialty expertise to our business. We cannot assure you that we will consummate any such possible acquisitions. All of our Operating Groups are represented in our pipeline, with the approximate split of number of opportunities by commissions and fees being: approximately 58% Middle Market Operating Group, approximately 8% Specialty Operating Group, approximately 30% MainStreet Operating Group and approximately 4% Medicare Operating Group. We have proven execution capabilities as demonstrated by our increasing pace of Partnerships. In 2018, we added twelve new Partners, the largest of which had $11 million in commissions and fees for the prior annual period. In 2019, we added six new Partners, the largest of which had $28 million in commissions and fees for the prior annual period. In 2020, we added 14 new Partners, with $225 million in annualized revenue, which is calculated as revenue attributable to acquired businesses for the most recent 12-month period prior to acquisition evaluated based on quality of earnings reviews (“Annualized Revenue”). We believe that our increase in pace is, in part, attributable to visibility created by our Initial Public Offering. We expect to continue to benefit from an elevated profile in the future.

Within our differentiated operating model we utilize our growth services platform, which are separated from our sales efforts, to create efficiency across our Operating Groups and deliver the firm to clients. We believe this growth services infrastructure allows us to deliver consistent service and meet the changing needs of our growing clients. Through our efficient integration process, starting right after the closing, our new Partners have access to our growth services platform, designed to help them expand their capabilities and enhance their productivity.

We have developed a thoughtful and deliberate architecture for our business, which has resulted in strong growth and financial performance. We take no underwriting risk on our balance sheet. Our total revenue increased 72% from $79.9 million in 2018 to $137.8 million in 2019 and increased 69% from $101.3 million for the nine months ended September 30, 2019 to $171.3 million for the nine months ended September 30, 2020. Our Organic Revenue Growth was 18% in 2018, 10% in 2019, 9% for the nine months ended September 30, 2019 and 15% for the nine months ended September 30, 2020. Our net income margins for the years ended December 31, 2018 and December 31, 2019 were 3% and (16)%, respectively and were 4% and (6)% for the nine months ended September 30, 2019 and September 30, 2020, respectively. Our Adjusted EBITDA Margins for the years ended December 31, 2018 and December 31, 2019 were 20% and 21%, respectively and were 22% and 19% for the nine months ended September 30, 2019 and September 30, 2020, respectively.

Historical financial summary ($ millions, except percentages)

	Year ended December 31,		Nine months ended September 30,
	2019	2018	2020	2019
Total revenue	$137.8	$79.9	$171.3	$101.3
Net income (loss)	(22.5)	2.7	(10.8)	4.5
Organic Revenue Growth	10%	18%	15%	9%

Industry overview

The demand for our products is significant and expanding. Our core products include commercial property and casualty, or P&C, insurance (6.6% industry premium growth in 2019), employee benefits insurance and personal lines insurance (3.7% industry premium growth in 2019). As a distributor of these products, we compete on the basis of reputation, client service, industry insights and know-how, product offerings, ability to tailor our services to the specific needs of a client and, to a lesser extent, price of our services. In the United States, our industry is comprised of large, global participants, such as Aon plc, Marsh & McLennan Companies, Inc. and Willis Towers Watson plc and mid-sized participants, such as Acrisure, LLC, Arthur J. Gallagher & Co., AssuredPartners, Inc., Brown & Brown Inc., eHealth, Inc., Hub International Limited, USI, Inc., GoHealth, Inc., Goosehead Insurance, Inc., Lemonade Insurance Company, ROOT, Inc., SelectQuote, Inc. and ourselves. The remainder of our industry is highly fragmented and comprised of approximately 37,000 regional participants that vary significantly in size and scope.

In recent years, there has been notable merger and acquisition activity in the insurance brokerage space. According to Optis Partners, there were 643 and 649 insurance brokerage acquisitions in 2018 and 2019, respectively. Despite the recent consolidation in the insurance brokerage industry, the industry remains highly fragmented and the number of independent agencies has remained roughly constant since 2006. The fragmented industry landscape presents us with the opportunity to continue acquiring high-quality Partners.

Commercial property and casualty industry: Commercial property and casualty brokers provide businesses with access to property, professional liability, workers’ compensation, management liability, commercial auto insurance products as well as risk-management services. In addition to negotiating competitive policy terms on behalf of clients, insurance brokers also serve as a distribution channel for insurers and often perform much of the administrative functions. Insurance brokers generate revenues through commissions, calculated as percentage of total insurance premium, and through fees for management and consulting services. Commercial insurance premiums have grown steadily at a 3.7% annual rate since 2009, in-line with the broader economy and underlying insured values. The underwriting landscape is fragmented, as the top 10 underwriters accounted for only 37% of 2019 total commercial lines direct premiums written ($339 billion). Top writers of 2019 included Chubb, Travelers, Liberty Mutual, Zurich and AIG. We have relationships with leading commercial writers, as well as regional insurers who have a presence in our target markets. We conduct commercial property and casualty business within our Middle Market, MainStreet and Specialty Operating Groups.

Employee benefits industry: Employee benefit advisors provide businesses and their employees with access to individual and group medical, dental, life and disability coverage. In addition to functioning as distributors, employee benefits brokers also provide assistance with benefit plan design. Employee benefits brokers’ capabilities often enable middle-market businesses to fully outsource their employee benefits program design, management and administration without committing internal resources or investing substantial capital in systems. Employee benefit advisors generate revenues through commissions and fees for management and consulting services. In recent years, as a result of the Affordable Care Act, or ACA, healthcare has become increasingly more complex and the demand has grown for sophisticated employee benefits consultants. We expect this trend to continue and we remain well positioned as a result of our consistent investment in our employee benefits capabilities. We conduct employee benefits business within our Middle Market and MainStreet Operating Groups.

Personal lines industry: Personal lines brokers provide individual consumers with access to home, auto, umbrella and recreational insurance products. Similar to commercial lines agents, personal lines insurance agents generate revenues through commissions and fees for management and consulting services. Personal insurance premiums have grown at a 4.5% annual rate since 2009. Within personal lines, automobile premiums accounted for 70% of 2019 premiums and homeowners premiums accounted for 30% of 2019 premiums. Personal lines direct written premiums in 2019 were $362 billion. Top writers of 2019 included State Farm, Berkshire Hathaway (through GEICO), Progressive, Allstate and USAA. Personal lines premiums are traditionally sold through independent agents (35%), captive agents (47%) or direct distribution (18%, concentrated between top direct distributors such as GEICO and Progressive) based on the 2019 Market Share Report. We conduct this personal lines business within our Middle Market (high net worth), MainStreet and Specialty Operating Groups.

Medicare industry: The Medicare industry is an approximately $700 billion market representing 20% of total healthcare spending in 2016 with approximately 60 million people enrolled through the employer subsidized and unsubsidized retail market according to the U.S. Congressional Budget Office and the Henry J. Kaiser Family Foundation. Market participants in the U.S. mainly qualify by virtue of being age 65 or older (approximately 84% of Medicare population in 2016). This population is rapidly expanding as more baby boomers approach retirement; there are 10,000 U.S. senior citizens expected to reach retirement age every day for the next 10 years. The Medicare market is split between Original Medicare Plan, a fee-for service plan managed by the federal government which represents approximately two-thirds of the market and Medicare Advantage, a rapidly growing private Medicare option representing approximately one-third of the market. Medicare Advantage’s growth is driven by new policy holders, with approximately 60% of new 65-year-olds choosing Medicare Advantage. Short to medium-term projections suggest that over 50% of all senior health policies will be within Medicare Advantage by 2025. With a history of strong growth and increasing interest, Medicare Advantage plans have expanded rapidly and are expected to reach 60% to 70% senior adoption between the years 2030 and 2040 according to L.E.K. Consulting. Medicare advisors assist in determining optimal coverage based on an individual’s healthcare needs and spending limitations.

How we win

Tailored client engagement model: The biggest challenge in insurance distribution is creating new relationships. To address this challenge, we have created a Tailored Client Engagement Model for each Operating Group. As a result of our Tailored Client Engagement Model, we have generated industry leading Sales Velocity. In 2019, our Middle Market Operating Group generated Sales Velocity of 18%, which is 1.5x greater than the industry average according to Reagan Consulting. Our MainStreet Operating Group generated

22% Sales Velocity, or 1.8x greater than the industry average according to Reagan Consulting. We are not aware of any comparable statistics for the Medicare or Specialty Operating Groups. We believe our Sales Velocity results indicate that our organic growth advantage is sustainable.

Exceptional growth services: We have created a vast and scalable growth services infrastructure that supports our Colleagues, new Partners and their organic growth aspirations. We provide comprehensive back-office support to our Risk Advisors to allow complete focus on selling new business and client engagement. Our growth services functions include human resources, marketing and branding, information technology and accounting and finance. The combination of these growth services allows us to expand the capabilities and enhance efficiency of new Partners which creates meaningful value.

A winning culture centered on sales and service: We are in the business of building and maintaining relationships. It is our job to make sure our Colleagues can consistently reach and exceed our clients’ expectations. Through the creation and embodiment of the Azimuth, our Colleagues strive to offer a level of predictable and exceptional service. To make sure we never stray from the Azimuth’s values, we actively reengage with them through the “Azies,” our annual Colleague awards, and through rewards points (redeemable for token prizes, team gifts, donations to charity or additional vacation time) that recognize Colleagues for performing above and beyond. We award Azies annually to Colleagues in each of our divisions for demonstrating key attributes of the Azimuth, which include: (1) growing commissions and fees; (2) delivering exceptional client experiences; (3) driving operational execution and efficiency and (4) fostering a culture where Colleagues can learn, grow and thrive. Our consistent reinforcement of leading the way by living the Azimuth has allowed us to continue offering the highest levels of service, even as we have scaled.

Ongoing commitment to talent development: We have a longstanding commitment to talent development that stems from our respect for our Colleagues and an appreciation for the skills required to sell insurance properly. We develop talent though BRP University, which offers over 100 in-person and webinar classes per year. We believe our efforts to develop talent have been successful to date. In 2019, our average Middle Market Risk Advisor generated approximately $178 thousand in New Business Commissions (which refers to commissions related to policies in their first term) or 1.6x greater than the industry average for “Million Dollar Producers.” Million Dollar Producers are producers with more than three years in the industry and a Book of Business (which refers to the total annualized amount of insurance commissions for which they are responsible for generating) greater than $1,000,000.

Dynamic and aligned leadership team: Our management team is led by Trevor Baldwin, our Chief Executive Officer and a fourth generation Risk Advisor. He joined our Middle Market Operating Group in 2009, co-founded BRP in 2011 and has subsequently led the firm’s expansion beyond the Middle Market Operating Group, including the inception and development of the MainStreet, Medicare and Specialty Operating Groups. Our management team also includes Lowry Baldwin, our Chairman and a founding partner. A serial entrepreneur and self-described “insurance geek,” he first entered the insurance business in 1981. In 2000, he sold his firm, DavisBaldwin, which was then one of the 40 largest privately held brokerage firms in the country, to Wachovia Bank. He subsequently co-founded Baldwin Krystyn Sherman Partners, or BKS, BRP’s predecessor, along with Elizabeth Krystyn and Laura Sherman, both of whom remain actively engaged in the Middle Market Operating Group. Trevor Baldwin and Lowry Baldwin are joined by an experienced and talented group of leaders, including Kris Wiebeck, our Chief Financial Officer, John Valentine, our Chief Partnership Officer, Dan Galbraith, our Chief Operating Officer, Brad Hale, our Chief Accounting Officer and Chris Stephens, our General Counsel. Mr. Wiebeck, Mr. Valentine, Mr. Galbraith, Mr. Hale and Mr. Stephens have significant experience outside of insurance distribution, bringing a diverse group of skill sets and meaningful expertise to our organization. Our management team is closely aligned with shareholder interests as a result of significant equity holdings. We are also supported by professional business and senior leadership across the firm, which provides a diversity and strength of experience.

Our growth strategy

Leverage the diverse, full-service platform we have created: We believe we have all the core elements in place to achieve our goal of becoming one of the ten largest insurance brokers in the country within the next nine years. We play in the right niches, each with favorable growth trajectories and defensible market positions. We have a proven ability to hire and develop sales talent. Our Partnership model is seen as highly attractive to entrepreneurs and we believe it provides us access to an enormous market opportunity. Our growth services infrastructure fully supports our newly hired Colleagues and new Partners with back-office support, while simultaneously making them more efficient. Most importantly, we have fostered a highly differentiated culture guided by the Azimuth, which enhances our ability to develop new Risk Advisors, to complete new Partnerships with fast growing firms and to accelerate the growth of new Partners once onboarded on our platform.

Recruit and retain top-tier talent: We have a proven ability to develop new Risk Advisors; the average age of a Risk Advisor in our firm was 43 years old, as of December 1, 2020, compared to the industry average of 54 years old according to the 2018 Future One Agency Universe Study. In 2020, we onboarded 132 Risk Advisors and 360 Colleagues (excluding Medicare), increasing our total Colleagues to over 950. Of the 132 Risk Advisors we onboarded, 52 were organic new hires and 80 joined via Partnerships. Many of our organic new hires were new to the brokerage industry. Our ability to successfully hire from outside of the industry is a direct result of our screening process which relies heavily on cognitive and behavioral testing, as well as an internship program. Our selective approach to hiring has resulted in differentiated levels of Risk Advisor and Colleague retention despite our focus on managing out underperformers. Over the past three years, we have averaged 84% Risk Advisor retention, a figure that increases to 91% when excluding Risk Advisors with less than one year of tenure and 85% Colleague retention. Results for 2020 are in-line with three-year averages (84% Risk Advisor retention and 87% Colleague retention).

Leverage our history and culture to be a partner of choice for insurance brokerage entrepreneurs: Entrepreneurship runs in our DNA. We have long prided ourselves as a firm of, by and for entrepreneurs. Our first Tailored Client Engagement Model, RiskMappingTM, was designed specifically to help entrepreneurs manage the unique risks that come with their lifestyle. Not only do we have a clear understanding of entrepreneurs as clients, but we have a clear understanding of entrepreneurs as candidates for Partnership. We have established ourselves as a partner of choice by providing differentiated value propositions. Our status as a partner of choice is evident in our proprietary deal flow. Since 2012, 70% of our new Partners have joined us outside of an auction process.

Focus consistently on technology enablement: We have and will continue to make the investments required to both better service our clients and establish a competitive advantage. Investments to date include the acquisition and buildout of MGA of the Future, the aggregation of Florida homeowners’ data to facilitate an A.M. Best-rated product and numerous applications related to compliance, risk control and client enrollment. In 2020, we launched Guided Solutions (“Guided”), our new MainStreet and Medicare brand. Guided leverages innovative cloud-based technology to provide Clients with routine and predictable service and differentiated and holistic advice. We believe our technology investments will further broaden our clients’ access to the insurance market while increasing our efficiency and enhancing our growth profile.

Nurture the optimal business portfolio: We have the ability to continually evolve our business through new hires and Partnerships. Historically, we have used this ability to add capabilities that address our clients’

problems, to enter emerging insurance markets quickly and to capitalize on improving demographics and growth industries. Moving forward, we will continue to curate our portfolio to position us to grow. With our established presence in each of our target market segments, future additions to the business have the potential to be even more accretive than they were in the past. We also have the ability to develop de-novo products through MGA of the Future and distribute these products through the Middle Market and MainStreet Operating Groups, differentiating ourselves from the competition and providing ourselves favorable economic arrangements. Given the sheer size of the insurance industry, we believe that we have the opportunity to target high-growth areas in the decades to come.

Recent developments

On December 8, 2020, we announced that we entered into an agreement to acquire all of the outstanding equity interests of Burnham.

Burnham is a full-service employee benefits consulting (approximately 75% of its revenue for the last twelve months ended June 30, 2020), retirement consulting, wealth management, and insurance brokerage firm headquartered in Irvine, California. With annual revenue of approximately $52.6 million for the most recent 12-month period prior to the agreement to acquire Burnham, based on a quality of earnings review, Burnham ranks number 79 in Business Insurance’s “Top 100” list of largest U.S. brokers. For the year ended December 31, 2019, Burnham’s Adjusted EBITDA Margin was in line with the Adjusted EBITDA Margin of our other 2020 Partnerships, based on a quality of earnings review. The available pre-acquisition Burnham historical financial information is limited and has not been reviewed or audited by our or any independent registered public accounting firm for any period, which means that the Burnham information included herein may be less reliable than our consolidated financial statements included herein.

Burnham’s producers have cultivated a large and broad spectrum of clients across a wide variety of industries, including the public sector, manufacturing, technology, healthcare, real estate, and professional services. Burnham’s client-centric mentality has resulted in approximately 95% client retention in 2020.

We believe Burnham will be a meaningful entrance for us in California and bring extensive employee benefits expertise.

In addition, on December 8, 2020, we announced that we continue to have a strong partnership pipeline and currently expect to close in 2021 Partner acquisitions generating total annualized revenue of approximately $120 million to $150 million, approximately 90% of which is anticipated to close in the second, third and fourth quarters of 2021.

Company Information

Risk factors

An investment in shares of our Class A common stock involves substantial risks and uncertainties that may adversely affect our business, financial condition and results of operations and cash flows. Some of the more significant challenges and risks relating to an investment in our Class A common stock include those associated with the following:

•

although we are no longer a “controlled company” within the meaning of the Nasdaq rules, we are in the phase-in period provided by Nasdaq rules and can continue to rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies;

•

Lowry Baldwin, our Chairman, has significant influence over us, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of key transactions, including a change of control, and his interests in our business may be different than yours;

•	conditions impacting insurance companies or other parties that we do business with may impact us;

•	the impact of the novel coronavirus (COVID-19) pandemic and government shutdowns on our business;

•	the loss of one or more key executives or by an inability to attract and retain qualified personnel;

•	the failure to attract and retain highly qualified Partners could compromise our ability to expand the Baldwin Risk Partners network;

•

we may not be able to successfully identify and acquire target companies or integrate acquired companies into our Company, and we may become subject to certain liabilities assumed or incurred in connection with our acquisitions;

•	we have debt outstanding that could adversely affect our financial flexibility and subjects us to restrictions and limitations that could significantly impact our ability to operate our business;

•

we will be required to pay the Pre-IPO LLC Members and any other persons that have or will become parties to the Tax Receivable Agreement for certain tax benefits we may receive, and the amounts we may pay could be significant;

•	we may issue a substantial amount of our common stock in the future, which could cause dilution to investors and otherwise adversely affect our stock price; and

•

we are an “emerging growth company,” as defined in the JOBS Act (as defined below), and are availing ourselves of the reduced disclosure requirements applicable to emerging growth companies, which could make our Class A common stock less attractive to investors.

Before you invest in our Class A common stock, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk factors.”

Our corporate governance

We intend to continue to grow profitably by following the same successful approach to managing our business that we have used historically. As a public company, however, we implemented corporate governance practices designed to ensure alignment between the interests of our management team and our stockholders. Notable features of our governance practices include:

•	a fully independent audit committee;

•

for so long as the Pre-IPO LLC Members beneficially hold at least 10% of the aggregate number of outstanding shares of our common stock, which we refer to as the “Substantial Ownership Requirement,” the Pre-IPO LLC Members will be able to designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of our board of directors and, so long as The Villages Invesco, LLC, or Villages Invesco, one of our significant shareholders, beneficially owns 7.5% of the aggregate number of outstanding shares of our common stock, it may designate one nominee for election to our board of directors and any director elected after having been nominated by Villages Invesco may only be removed for cause or with the consent of Villages Invesco. The parties to the Voting Agreement have agreed to vote for the election of the nominee designated by Villages Invesco;

•

our board of directors is classified and is divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms. Our directors are removable only for cause and with approval of 75% of the outstanding common stock;

•	our independent directors meet regularly in executive sessions without the presence of our management and our non-independent directors;

•

our independent directors appointed a “lead independent director,” whose responsibilities include, among others, calling meetings of the independent directors, presiding over executive sessions of the independent directors, participating in the formulation of board and committee agendas and, if requested by stockholders, ensuring that he or she is available, when appropriate, for consultation and direct communication; and

•

except for transfers to us pursuant to the Amended LLC Agreement, and to certain permitted transferees, the BRP LLC Members are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B common stock.

Organizational structure

In connection with the Initial Public Offering, we entered into the following series of transactions to implement an internal reorganization, which we collectively refer to as the “Reorganization Transactions”:

•

we amended and restated Baldwin Risk Partners, LLC’s amended and restated limited liability company agreement to, among other things, appoint BRP Group, Inc. as the sole managing member of Baldwin Risk Partners, LLC and to modify Baldwin Risk Partners, LLC’s capital structure to reclassify the equity interests into a single class of LLC units (the “LLC Units”);

•

as sole managing member of Baldwin Risk Partners, LLC, BRP Group, Inc. consolidates the financial results of Baldwin Risk Partners, LLC and a portion of the net income is allocated to the noncontrolling interest to reflect the entitlement of the other BRP LLC Members to a portion of Baldwin Risk Partners, LLC’s net income;

•

through a series of internal transactions, Baldwin Risk Partners, LLC issued LLC Units to equity holders of its Partners (other than certain joint ventures) in exchange for all the equity interests in such Partners not held by Baldwin Risk Partners, LLC prior to such exchange;

•

BRP Group, Inc.’s certificate of incorporation authorized the issuance of two classes of common stock including Class A common stock and Class B common stock, each of which entitles its holder to one vote per share on all matters submitted to a vote of the stockholders;

•

each of the Pre-IPO LLC Members was issued shares of BRP Group, Inc.’s Class B common stock in an amount equal to the number of LLC Units held by each such member following the reclassification of equity interests into LLC Units;

•

under the Amended LLC Agreement, BRP LLC Members have the right to require Baldwin Risk Partners, LLC to redeem all or a portion of their LLC Units for, at BRP Group, Inc.’s election, newly issued shares of Class A common stock on a one-for-one basis or a cash payment;

•	BRP Group, Inc. and the Pre-IPO LLC Members entered into the Stockholders Agreement, which provides that approval by Pre-IPO LLC Members is required for certain corporate actions;

•

BRP Group, Inc. used the net proceeds from the Initial Public Offering to acquire 14,000,000 newly issued LLC Units from Baldwin Risk Partners, LLC, 1,800,000 LLC Units from Lowry Baldwin, our Chairman, and 600,000 LLC Units from Villages Invesco, one of our significant shareholders, at a purchase price per LLC Unit equal to the public offering price of Class A common stock after underwriting discounts and commissions in the Initial Public Offering; and

•

BRP Group, Inc. entered into the Tax Receivable Agreement, which generally provides for payment by BRP Group, Inc. to BRP LLC Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that BRP Group, Inc. actually realizes as a result of certain tax basis adjustments resulting from the purchase of LLC Units in the Initial Public Offering and this offering, future taxable redemptions or exchanges of LLC Units, and payments made under the Tax Receivable Agreement.

Upon the completion of this offering and the application of the net proceeds therefrom, assuming no exercise of the underwriters’ option to purchase additional shares, we will hold approximately 49% of the outstanding LLC Units and the BRP LLC Members will hold approximately 51% of the outstanding LLC Units and approximately 51% of the combined voting power of our outstanding common stock. Holders of our Class A common stock will hold approximately 49% of the combined voting power of our common stock. Upon the completion of this offering, there will be 87,430,579 LLC Units outstanding. There are no limitations in the Amended LLC Agreement on the number of LLC Units issuable in the future and we are not required to own a majority of LLC Units.

Implications of being an emerging growth company

As a company with less than $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time) in commissions and fees during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	we may present as few as two years of audited financial statements and two years of related management discussion and analysis of financial condition and results of operations;

•

we are exempt from the requirement to obtain an attestation report from our auditors on management’s assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002 for up to five years or until we no longer qualify as an emerging growth company;

•

we are permitted to provide reduced disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and certain other disclosures regarding our executive compensation; and

•	we are not required to hold non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition to the relief described above, the JOBS Act permits us an extended transition period for complying with new or revised accounting standards affecting public companies. We have elected to use this extended transition period, which means that our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards on a non-delayed basis.

In this prospectus we have elected to take advantage of the reduced disclosure requirements relating to executive compensation, and in the future we may take advantage of any or all of these exemptions for so long as we remain an emerging growth company. We will remain an emerging growth company until the earliest of (i) the end of the fiscal year during which we have total annual gross commissions and fees of $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time) or more, (ii) the end of the fiscal year following the fifth anniversary of the date of the completion of our Initial Public Offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

We were incorporated in the State of Delaware in July 2019. We are a newly formed corporation, have no material assets and have not engaged in any business or other activities except in connection with the Reorganization Transactions. Our principal executive offices are located at 4211 W. Boy Scout Blvd., Suite 800, Tampa, Florida, 33607, and our telephone number is (866) 279-0698. Our website is www.baldwinriskpartners.com. Information that you may find on our website is not part of this prospectus supplement and the inclusion of the website address in this prospectus supplement is an inactive textual reference only. Our common stock trades on the New York Stock Exchange under the symbol “BRP.”

The offering

Class A common stock offered by us	8,750,000 shares (or 10,062,500 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Class A common stock outstanding following this offering	42,682,868 shares (or 87,430,579 shares if all outstanding LLC Units held by the BRP LLC Members were redeemed or exchanged for a corresponding number of newly-issued shares of Class A common stock).

If the underwriters exercise their option to purchase additional shares of Class A common stock in full, 43,995,368 shares will be outstanding (or 87,626,412 shares if all outstanding LLC Units held by the BRP LLC Members were redeemed or exchanged for a corresponding number of newly-issued shares of Class A common stock).

Voting power held by holders of Class A common stock after giving effect to this offering	49% (or 100% if all outstanding LLC Units held by BRP LLC Members were redeemed or exchanged for a corresponding number of newly-issued shares of Class A common stock).

Voting power held by BRP LLC Members as holders of all outstanding shares of Class B common stock after giving effect to this offering	51% (or 0% if all outstanding LLC Units held by BRP LLC Members were redeemed or exchanged for a corresponding number of newly-issued shares of Class A common stock).

Voting rights after giving effect to this offering	Each share of common stock entitles its holder to one vote per share. Class A common stock and Class B common stock generally vote together as a single class on all matters submitted to a vote of our stockholders. For so long as the Substantial Ownership Requirement is met, the BRP LLC Members will, among other things, be able to designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of the board of directors

Redemption rights of the BRP LLC Members

Under the Amended LLC Agreement, the BRP LLC Members have the right (subject to the terms of the Amended LLC Agreement) to require Baldwin Risk Partners, LLC to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) in accordance with the terms of the Amended LLC Agreement. Additionally, in the event of a redemption request by a holder of LLC Units, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Shares of Class B common stock will be cancelled on a one-for-one basis if we, following a redemption request of a holder of LLC Units, redeem or exchange LLC Units of such holder of LLC Units pursuant to the terms of the Amended LLC Agreement.

Except for transfers to us pursuant to the Amended LLC Agreement or to certain permitted transferees, BRP LLC Members are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B common stock.

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $247.2 million (or approximately $284.2 million if the underwriters exercise their option to purchase additional shares of Class A common stock in full), after deducting underwriting discounts and commissions but before deducting estimated offering expenses.

We intend to use the net proceeds from this offering to purchase (i) 8,250,000 newly-issued LLC Units from Baldwin Risk Partners, LLC at a purchase price per LLC Unit equal to the public offering price per share of Class A common stock in this offering after underwriting discounts and commissions and (ii) LLC Units from Lowry Baldwin, our Chairman, and/or affiliated entities, Elizabeth Krystyn, one of our founders, and/or affiliated entities, Laura Sherman, one of our founders, and/or affiliated entities, Kristopher Wiebeck, our Chief Financial Officer, and/or affiliated entities and John Valentine, our Chief Partnership Officer, and/or affiliated entities.

Baldwin Risk Partners, LLC will use the proceeds from the sale of the LLC Units to BRP Group, Inc. as follows: (i) to pay fees and expenses of approximately $1,100,000 in connection with this offering; and (ii) for working capital and other general corporate purposes, including the Partnership with Burnham and other Partnership opportunities that we are considering and future Partnership opportunities. As of the date of this prospectus supplement, we are in discussions with respect to several possible acquisitions. We cannot assure you that we will consummate any such possible acquisitions. These expectations are subject to change. See “Use of proceeds” beginning on page S-38 of this prospectus supplement.

Tax Receivable Agreement

Pursuant to the Tax Receivable Agreement, we are required to pay 85% of the amount of certain cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize to the BRP LLC Members party to the Tax Receivable Agreement as a result of (i) any increase in tax basis in Baldwin Risk Partners, LLC’s assets resulting from (a) acquisitions by BRP Group, Inc. of LLC Units from such BRP LLC Members in connection with this offering, the Initial

Public Offering and other offerings, (b) the acquisition of LLC Units from the BRP redemptions or exchanges by such BRP LLC Members for shares of our Class A common stock or cash or (d) payments under the Tax Receivable Agreement and (ii) tax benefits related to imputed interest resulting from payments made under the Tax Receivable Agreement. Our obligations under the Tax Receivable Agreement will also apply with respect to any person who is issued LLC Units in the future and who becomes a party to the Tax Receivable Agreement.

Nasdaq Global Select Market symbol	BRP.

Risk factors	Investing in our securities involves risks. See “Risk factors” beginning on page S-32 of this prospectus supplement and other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in our securities.

The number of shares of our Class A common stock to be outstanding after the offering, including the number of shares of our Class A common stock used to calculate voting power after this offering, excludes:

•	1,312,500 shares of our Class A common stock issuable if the underwriters exercise their option to purchase additional shares of Class A common stock;

•	3,857,622 shares of our Class A common stock reserved for issuance upon the exchange of 3,857,622 LLC Units that have been issued since September 30, 2020 in connection with Partnerships;

•	871,315 shares of our Class A common stock issued since September 30, 2020 in connection with Partnerships;

•

52,725 shares of our Class A common stock issued after September 30, 2020 under our Omnibus Incentive Plan and 811,960 shares of our Class A common stock reserved for issuance under our Omnibus Incentive Plan, including approximately 115,332 shares of Class A common stock approved for issuance on January 1, 2021 under our Omnibus Incentive Plan; and

•

1,500,000 shares of our Class A common stock reserved for issuance under our Inducement Award Plan (which is available for grants to new Colleagues, including those joining us through acquisitions, all of which have a 1-year minimum vesting condition), including approximately 530,452 shares of Class A common stock approved for issuance on January 1, 2021 under our Inducement Award Plan.

In addition, unless we indicate otherwise, the number of shares of our Class A common stock shown throughout this prospectus supplement excludes 45,247,711 shares of Class A common stock reserved for issuance upon the exchange of 45,247,711 LLC Units that were held by BRP LLC Members as of September 30, 2020.

Summary historical and pro forma financial and other data

You should read the following summary financial data together with the “Management’s discussion and analysis of financial condition and results of operations” and our financial statements and the related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and the unaudited pro forma financial information included in our Current Report on Form 8-K filed on December 4, 2020, each of which is incorporated by reference herein. We have derived the statements of operations data for the year ended December 31, 2019 from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference herein. We have derived the statements of operations data for the quarters ended September 30, 2020 and 2019 and the balance sheet data as of September 30, 2020 from our unaudited financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which is incorporated by reference herein. Our unaudited interim financial statements were prepared on the same basis as our audited financial statements and, in our opinion, reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for the fair statement of the financial information in those statements.

The summary historical and pro forma financial and other data presented below do not purport to be indicative of the results that can be expected for any future period. The presentation of the unaudited pro forma financial information is prepared in conformity with Article 11 of Regulation S-X and gives effect to: (i) the acquisition of Insgroup, Inc. and Armfield, Harrison and Thomas, Inc. (the “Insgroup and AHT Partnerships”); and (ii) the acquisition of Lykes Insurance, Inc. effective March 1, 2019, Millennial Specialty Insurance LLC effective April 1, 2019, Lanier Upshaw, Inc. effective January 1, 2020, Highland Risk Services LLC effective January 1, 2020, Insurance Risk Partners, LLC effective April 1, 2020 and Rosenthal Bros., Inc. effective June 1, 2020 (collectively, the “Significant Historical Businesses Acquired.”)

	BRP Group, Inc.				BRP Group, Inc. pro forma (unaudited)
	Year ended December 31,		Nine months ended September 30, (unaudited)		Year ended December 31,	Nine months ended September 30,
	2019	2018	2020	2019	2019	2020
	(in thousands)

Revenues:
Commissions and fees	$137,841	$79,880	$171,270	$101,280	$279,768	$256,272

Total revenues	137,841	79,880	171,270	101,280	279,768	256,272

Operating expenses:
Commissions, employee compensation and benefits	96,955	51,654	122,280	67,068	199,775	182,725
Operating expenses	24,576	14,379	30,577	16,711	47,845	41,745
Depreciation expense	542	508	663	460	1,540	1,453
Amortization expense	10,007	2,582	13,231	6,793	30,410	25,482
Change in fair value of contingent consideration	10,829	1,228	12,697	(3,222)	10,829	12,697

Total operating expenses	142,909	70,351	179,448	87,810	290,399	264,102

Operating income (loss)	(5,068)	9,529	(8,178)	13,470	(10,631)	(7,830)

Other income (expense)
Interest expense, net	(10,640)	(6,625)	(2,554)	(8,998)	(31,534)	(15,927)
Loss on extinguishment of debt	(6,732)	—	—	—	(6,732)	—
Income tax provision	(17)	—	(12)	—	(242)	(884)
Other income (expense)	3	(215)	(23)	5	357	114

Total other expense	(17,386)	(6,840)	(2,589)	(8,993)	(38,151)	(16,697)

Net income (loss)	(22,454)	2,689	(10,767)	4,477	(48,782)	(24,527)
Less net income (loss) attributable to noncontrolling interests	(13,804)	3,313	(5,379)	4,477	(20,945)	(12,285)

Net income (loss) attributable to BRP Group, Inc.	$(8,650)	$(624)	$(5,388)	$—	$(27,837)	$(12,242)

	BRP Group, Inc.			BRP Group, Inc. pro forma (unaudited)
	December 31,		September 30, (unaudited)	September 30,
	2019	2018	2020	2020
	(in thousands)

Balance Sheet Data:
Total assets	$398,768	$139,825	$722,764	$1,223,941
Total debt	40,363	72,765	101,000	400,000
Total liabilities	161,494	117,022	306,069	712,813

	BRP Group, Inc.
	Year ended December 31,		Nine months ended September 30, (unaudited)
	2019	2018	2020	2019
	(in millions, except percentages)

Other Financial Data:
Commissions and fees	$137.8	$79.9	$171.3	$101.3
Net income (loss)	(22.5)	2.7	(10.8)	4.5
Net income (loss) margin	(16.3)%	3.4%	(6.3)%	4.4%
Adjusted EBITDA(1)	$28.5	$16.0	$33.3	$22.7
Adjusted EBITDA Margin(1)	21%	20%	19%	22%
Adjusted Diluted EPS	$0.27	$—	$0.39	$—

(1)	Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Diluted EPS are non-GAAP financial measures. See “Cautionary statement regarding the use of non-U.S. GAAP measures.” The following tables show a reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income to net income, and a reconciliation of Adjusted Diluted EPS to diluted earnings per share attributable to BRP Group, Inc. Class A common stock:

	BRP Group, Inc.
	Year ended December 31,		Nine months ended September 30, (unaudited)
	2019	2018	2020	2019
	(in millions, except percentages)
Net income (loss)	$(22.5)	$2.7	$(10.8)	$4.5
Amortization expense	10.0	2.6	13.2	6.8
Depreciation expense	0.6	0.5	0.6	0.5
Interest expense, net	10.6	6.6	2.6	9.0
Loss on extinguishment of debt	6.7	—	—	—
Change in fair value of contingent consideration	10.8	1.2	12.7	(3.2)
Capital related expenses	4.7	—	1.0	2.2
Share-based compensation	4.6	1.5	5.4	0.8
Transaction-related Partnership activity	2.2	0.7	6.8	1.5
Severance related to Partnership activity	0.3	—	0.1	0.3
Other	0.5	0.2	1.7	0.3

Adjusted EBITDA	$28.5	$16.0	$33.3	$22.7

Adjusted EBITDA Margin	21%	20%	19%	22%

	BRP Group, Inc.
	Year ended December 31,	Nine months ended September 30, (unaudited)
	2019	2020
	(in millions, except per share amounts)
Net loss attributable to BRP Group, Inc.	$(8.7)	$(5.4)
Net loss attributable to noncontrolling interests	(13.8)	(5.4)
Amortization expense	10.0	13.2
Change in fair value of contingent consideration	10.8	12.7
Loss on extinguishment of debt	6.7	—
Share-based compensation	4.6	5.4
Transaction-related Partnership expenses	2.2	6.8
Amortization of deferred financing costs	1.3	0.4
Capital related expenses	4.7	1.0
Severance related to Partnership activity	0.3	0.1
Other	0.5	1.7

Adjusted pre-tax income	18.6	30.5
Adjusted income taxes(1)	1.8	3.0

Adjusted Net Income	$16.8	$27.5

Weighted-average shares of Class A common stock outstanding—diluted	17.9	24.4
Dilutive effect off unvested restricted shares of Class A common stock	0.3	0.5
Exchange of Class B common stock(2)	43.2	44.7

Adjusted dilutive weighted-average shares outstanding	61.4	69.6

Diluted earnings (loss) per share	$(0.48)	$(.22)
Effect of exchange of Class B common stock and net loss attributable to noncontrolling interests per share	0.11	0.07
Other adjustments to net loss per share	0.67	0.58
Adjusted income taxes per share	(0.03)	(0.04)

Adjusted Diluted EPS	$0.27	$0.39

(1)	Represents corporate income taxes at assumed effective tax rate of 9.9% applied to adjusted pre-tax income.

(2)	Assumes the full exchange of Class B common stock for Class A common stock pursuant to the Amended LLC Agreement.

	Year ended December 31,		Nine months ended September 30, (unaudited)
	2019	2018	2020
Organic Revenue Growth %(1)	10%	18%	15%

(1)	Organic Revenue Growth is a non-GAAP financial measure. See “Cautionary statement regarding the use of non-U.S. GAAP measures.” The following table shows a reconciliation of commissions and fees to Organic Revenue Growth:

	BRP Group, Inc.
	Year ended December 31,		Nine months ended September 30, (unaudited)
	2019	2018	2020
	(in millions, except percentages)
Commissions and fees	$137.8	$79.9	$171.3
New revenue standard(a)	—	(0.2)	—
Partnership commissions and fees(b)	(50.1)	(22.9)	(54.6)

Organic Revenue	$87.7	$56.8	$116.7

Organic Revenue Growth(c)	$7.8	$8.8	$15.4
Organic Revenue Growth %(c)	10%	18%	15%

(a)	As discussed in Note 2 to our audited consolidated financial statements for the year ended December 31, 2019 incorporated by reference in this prospectus supplement, the Company changed its method of accounting for commissions and fees from contracts with customers as a result of the adoption of ASC Topic 606, Revenue from Contracts with Customers, effective January 1, 2018, under the modified retrospective method. Under the modified retrospective method, the Company was not required to restate comparative financial information prior to the adoption of these standards and therefore such information presented prior to January 1, 2018 continues to be reported under the Company’s previous accounting policies. As such, an adjustment is made to remove the impact of the adoption from the calculation of organic growth when the impact is measured across periods that are not comparable.

(b)	Excludes the first twelve months of such commissions and fees generated from newly acquired Partners.

(c)	Organic Revenue for the year ended December 31, 2018 used to calculate Organic Revenue Growth for the year ended December 31, 2019 was $79.9 million, which is adjusted to reflect revenues from Partnerships that reached the twelve-month owned mark during the year ended December 31, 2019.

Risk factors

Investing in our securities involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein or therein, you should carefully consider the risks discussed below and under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 24, 2020, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 13, 2020 before making a decision about investing in our securities. The risks and uncertainties discussed below and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our Class A common stock could decline and you could lose part or all of your investment.

Risks related to this offering and ownership of our class a common stock

Although we are no longer a controlled company within the meaning of the Nasdaq rules, during the phase-in period we may continue to rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

After the completion of the Initial Public Offering, Lowry Baldwin, our Chairman, controlled a majority of our voting power. As a result, we were a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements including:

•	the requirement that a majority of the board of directors consist of independent directors;

•

the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

We utilize certain of these exemptions. As a result, we do not have a nominating/corporate governance committee or a fully independent compensation committee. Accordingly, you do not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

As of June 29, 2020, we were no longer a controlled company under the Nasdaq listing requirements. Under the Nasdaq listing requirements, a company that ceases to be a controlled company must comply with the independent board committee requirements as they relate to the nominating and corporate governance and compensation committees on the following phase-in schedule: (1) one independent committee member at the time it ceases to be a controlled company, (2) a majority of independent committee members within 90 days of the date it ceases to be a controlled company and (3) all independent committee members within one year of the date it ceases to be a controlled company. Additionally, the Nasdaq listing requirements provide a 12-month phase-in period from the date a company ceases to be a controlled company to comply with the majority independent board requirement. During these phase-in periods, our stockholders will not have the same protections afforded to stockholders of companies of which the majority of directors are independent and, if, within the phase-in periods, we are not able to recruit additional directors who would qualify as independent, or otherwise comply with the Nasdaq listing requirements, we may be subject to enforcement actions by Nasdaq. In addition, a change in our board of directors and committee membership may result in a change in corporate strategy and operating philosophies, and may result in deviations from our current growth strategy.

Lowry Baldwin, our Chairman, has significant influence over us, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of key transactions, including a change of control, and his interests in our business may be different than yours.

We are currently controlled by Lowry Baldwin, our Chairman. Immediately following the completion of this offering, the Voting Group is expected to beneficially own approximately 37% of the voting power of our common stock, or 35% if the underwriters’ option to purchase additional shares is fully exercised. Because the Voting Group beneficially own less than 50% of the total voting power of our common stock, we are no longer a controlled company within the meaning of the Nasdaq listing standards.

However, Lowry Baldwin, our Chairman, will continue to have a significant effect over fundamental and significant corporate matters and transactions as a result of his significant ownership and voting power with respect to our common stock and our Stockholders Agreement, including the ability to influence decisions in connection with any meeting of our shareholders or any written consent of our shareholders.

We may issue a substantial amount of our common stock in the future, which could cause dilution to investors and otherwise adversely affect our stock price.

A key element of our growth strategy is to make acquisitions. As part of our acquisition strategy, we have, and in the future are likely to, issue shares of our common stock, as well as LLC Units of Baldwin Risk Partners, LLC, as consideration for such acquisitions and as inducement awards to personnel at the acquired companies to incentivize them to join our team. These issuances could be significant. To the extent that we make acquisitions and issue our shares of common stock as consideration of inducement awards, your equity interest in us will be diluted. Any such issuance will also increase the number of outstanding shares of common stock that will be eligible for sale in the future. Persons receiving shares of our common stock in connection with these acquisitions may be more likely to sell off their common stock, which may influence the price of our common stock. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could lessen demand for our common stock and result in a lower price than might otherwise be obtained. We may issue common stock in the future for other purposes as well, including in connection with financings, for compensation purposes, in connection with strategic transactions or for other purposes.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively, which could affect our results of operations and cause our stock price to decline.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the “Use of Proceeds” section of this prospectus supplement and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Our management could spend the net proceeds from this offering in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We have identified material weaknesses in our internal control over financial reporting. If our remediation of these material weaknesses is not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

In connection with our audit of the fiscal year 2018 consolidated financial statements, we identified four material weaknesses in the design and operation of our internal control over financial reporting. The material weaknesses relate to: (i) a lack of sufficient number of personnel with an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately; (ii) insufficient policies and procedures to achieve complete and accurate financial accounting, reporting and disclosures; (iii) insufficient policies and procedures to review, analyze, account for and disclose complex transactions and (iv) failure to design and maintain controls over the operating effectiveness of information technology (“IT”) general controls. These material weaknesses still exist at September 30, 2020.

We are continuing the process of planning and implementing a number of steps to enhance our internal control over financial reporting and to address these material weaknesses. We have completed the hiring of key personnel in the accounting department with technical accounting and financial reporting experience and have enhanced our internal review procedures during the financial statement close process. We are continuing to document and improve our processes, implement internal controls procedures and design and implement IT general computer controls.

We cannot assure you that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to our material weaknesses in our internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. In addition, neither our management nor an independent registered public accounting firm has performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act because no such evaluation has been required. Had we or our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses may have been identified. As a public company, we will be required in future years to document and assess the effectiveness of our system of internal control over financial reporting to satisfy the requirements of the Sarbanes-Oxley Act.

If we fail to effectively remediate these material weaknesses in our internal control over financial reporting, if we identify future material weaknesses in our internal control over financial reporting or if we are unable to comply with the demands that will be placed upon us as a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act, in a timely manner, we may be unable to accurately report our financial results, or report them within the timeframes required by the SEC. In addition, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, when required, investors may lose confidence in the accuracy and completeness of our financial reports, we may face restricted access to the capital markets and our stock price may be adversely affected.

Our ability to pay dividends to our stockholders may be limited by our holding company structure, contractual restrictions and regulatory requirements.

We are a holding company and have no material assets other than our ownership of LLC Units in Baldwin Risk Partners, LLC and we do not have any independent means of generating commissions and fees. We intend to cause Baldwin Risk Partners, LLC to make pro rata distributions to BRP LLC Members and us in an amount at least sufficient to allow us and BRP LLC Members to pay all applicable taxes, to make payments under the Tax

Receivable Agreement and to pay our corporate and other overhead expenses. Baldwin Risk Partners, LLC is a distinct legal entity and may be subject to legal or contractual restrictions that, under certain circumstances, may limit our ability to obtain cash from them. If Baldwin Risk Partners, LLC is unable to make distributions, we may not receive adequate distributions, which could materially and adversely affect our dividends and financial position and our ability to fund any dividends.

Our board of directors will periodically review the cash generated from our business and the capital expenditures required to finance our global growth plans and determine whether to declare periodic dividends to our stockholders. Our board of directors will take into account general economic and business conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, including restrictions and covenants contained in the Credit Agreement, business prospects and other factors that our board of directors considers relevant. In addition, the Credit Agreement limits the amount of distributions that Baldwin Risk Partners, LLC can make to us and the purposes for which distributions could be made. Accordingly, we may not be able to pay dividends even if our board of directors would otherwise deem it appropriate. Refer to the Liquidity and Capital Resources section under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2019 for additional information.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our Class A common stock, the price of our Class A common stock could decline.

The trading market for our Class A common stock will rely in part on the research and reports that industry or securities analysts publish about us or our business. We currently have research coverage by industry and securities analysts. If no or few analysts continue coverage of us, the trading price of our Class A common stock would likely decrease. If one or more of the analysts covering our business downgrade their evaluations of our Class A common stock, the price of our Class A common stock could decline. If one or more of these analysts cease to cover our Class A common stock, we could lose visibility in the trading market for our Class A common stock, which in turn could cause our Class A common stock price to decline.

General risk factors

We expect that our stock price will be volatile, which could cause the value of your investment to decline, and you may not be able to resell your shares for a profit.

Securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our Class A common stock regardless of our results of operations. The trading price of our Class A common stock is likely to be volatile and subject to wide price fluctuations in response to various factors, including:

•	market conditions in the broader stock market in general, or in our industry in particular;

•	actual or anticipated fluctuations in our quarterly financial and results of operations;

•	introduction of new products and services by us or our competitors;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	investor perceptions of us and the industries in which we or our clients operate;

•	low trading volumes or sales, or anticipated sales, of large blocks of our Class A common stock, including those by our existing investors;

•	concentration of Class A common stock ownership;

•	additions or departures of key personnel;

•	regulatory or political developments;

•	litigation and governmental investigations; and

•	changing economic and political conditions.

These and other factors may cause the market price and demand for shares of our Class A common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of Class A common stock and may otherwise negatively affect the liquidity of our Class A common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

Some provisions of Delaware law and our certificate of incorporation and by-laws may deter third parties from acquiring us and diminish the value of our Class A common stock.

Our certificate of incorporation and by-laws provide for, among other things:

•	division of our board of directors into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms;

•

until the Substantial Ownership Requirement is no longer met, BRP’s LLC Members may designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of our board of directors;

•	restrictions on the ability of our stockholders to call a special meeting and the business that can be conducted at such meeting or to act by written consent;

•	supermajority approval requirements for amending or repealing provisions in the certificate of incorporation and by-laws;

•	removal of directors only for cause and by the affirmative vote of holders of 75% of the total voting power of our outstanding shares of common stock, voting together as a single class;

•	a prohibition on business combinations with interested shareholders under Section 203 of the Delaware General Corporation Law;

•

our ability to issue additional shares of Class A common stock and to issue preferred stock with terms that our board of directors may determine, in each case without stockholder approval (other than as specified in our certificate of incorporation);

•	the absence of cumulative voting in the election of directors; and

•	advance notice requirements for stockholder proposals and nominations.

These provisions in our certificate of incorporation and by-laws may discourage, delay or prevent a transaction involving a change in control of our company that is in the best interest of our minority stockholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our Class A common stock if they are viewed as discouraging future takeover attempts. These provisions could also make it more difficult for stockholders to nominate directors for election to our board of directors and take other corporate actions.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments for so long as we remain an emerging growth company. We also intend to take advantage of an exemption that will permit us to comply with new or revised accounting standards within the same time periods as private companies. We cannot predict if investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We expect that our stock price will be volatile, which could cause the value of your investment to decline, and you may not be able to resell your shares for a profit.

Securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our Class A common stock regardless of our results of operations. The trading price of our Class A common stock is likely to be volatile and subject to wide price fluctuations in response to various factors, including:

•	market conditions in the broader stock market in general, or in our industry in particular;

•	actual or anticipated fluctuations in our quarterly financial and results of operations;

•	introduction of new products and services by us or our competitors;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	investor perceptions of us and the industries in which we or our clients operate;

•	low trading volumes or sales, or anticipated sales, of large blocks of our Class A common stock, including those by our existing investors;

•	concentration of Class A common stock ownership;

•	additions or departures of key personnel;

•	regulatory or political developments;

•	litigation and governmental investigations; and

•	changing economic and political conditions.

These and other factors may cause the market price and demand for shares of our Class A common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of Class A common stock and may otherwise negatively affect the liquidity of our Class A common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $247.2 million (or $284.2 million if the underwriters exercise in full their option to purchase additional shares) after deducting underwriting discounts and commissions but before deducting estimated offering expenses.

We estimate that the offering expenses (other than the underwriting discount and commissions) will be approximately $1,100,000. See “Underwriting.”

We intend to use the net proceeds from this offering (including net proceeds received if the underwriters exercise in full their option to purchase additional shares) to purchase (i) 8,250,000 newly-issued LLC Units from Baldwin Risk Partners, LLC at a purchase price per LLC Unit equal to the public offering price per share of Class A common stock in this offering after underwriting discounts and commissions and (ii) 100,000 LLC Units from Lowry Baldwin, our Chairman, and/or affiliated entities, 100,000 LLC Units from Elizabeth Krystyn, one of our founders, and/or affiliated entities, 100,000 LLC Units from Laura Sherman, one of our founders, and/or affiliated entities 100,000 LLC Units from Kristopher Wiebeck, our Chief Financial Officer, and/or affiliated entities and 100,000 LLC Units from John Valentine, our Chief Partnership Officer, and/or affiliated entities.

Baldwin Risk Partners, LLC will use the proceeds from the sale of the LLC Units to BRP Group, Inc. as follows: (i) to pay fees and expenses of approximately $1,100,000 in connection with this offering; and (ii) for working capital and other general corporate purposes, including the partnership with Burnham and other Partnership opportunities that we are considering and future Partnership opportunities. As of the date of this prospectus supplement, we are in discussions with respect to several possible acquisitions. We cannot assure you that we will consummate any such possible acquisitions. These expectations are subject to change.

If the underwriters exercise their option to purchase additional shares of Class A common stock in full, we estimate that our additional net proceeds will be approximately $37.0 million. We will use the additional net proceeds we receive pursuant to any exercise of the underwriters’ option to purchase additional shares of Class A common stock to purchase up to 466,667 additional LLC Units from Lowry Baldwin, our Chairman, 200,000 additional LLC Units from Elizabeth Krystyn, one of our founders, and/or affiliated entities, 300,000 additional LLC Units from Laura Sherman, one of our founders, and/or affiliated entities, 100,000 additional LLC Units from Kristopher Wiebeck, our Chief Financial Officer, and/or affiliated entities and 50,000 additional LLC Units from John Valentine, our Chief Partnership Officer, and/or affiliated entities.

We intend to use the remaining net proceeds from the underwriters’ exercise of their option to purchase additional shares of Class A common stock to purchase additional newly issued LLC Units from Baldwin Risk Partners, LLC. Baldwin Risk Partners, LLC will use the proceeds from the sale of additional LLC Units to us for the same purposes as stated above.

Pending these uses, we may invest the net proceeds in high quality, investment grade instruments.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2020:

•	on an actual basis;

•	on a pro forma basis to reflect the Insgroup and AHT Partnerships; and

•

on a pro forma as adjusted basis to reflect the sale by us of 8,750,000 shares of Class A common stock in this offering and the application of the net proceeds from this offering as described in “Use of Proceeds,” and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

This table should be read in conjunction with our financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. For more details on how you can obtain our SEC reports and other information, you should read the section of the prospectus supplement entitled “Where you can find more information.”

	September 30, 2020
	Actual	Pro forma	Pro forma as adjusted
	(in thousands)
Cash and cash equivalents	$50,220	$85,473	$317,405
Restricted cash	7,778	12,379	12,379
Long-term debt(1)	101,000	400,000	400,000
Mezzanine equity	101	101	101
Stockholders’ equity
Class A common stock, $0.01 par value per share, 300,000,000 shares authorized, 33,932,868 shares outstanding actual, 34,804,183 shares outstanding on a pro forma basis and 43,554,183 shares outstanding on a pro forma as adjusted basis	339	348	436
Class B common stock, $0.0001 par value per share, 100,000,000 shares authorized, 45,247,711 shares outstanding actual, 49,105,333 shares outstanding on a pro forma basis and 48,605,333 shares outstanding on a pro forma as adjusted basis	4	4	4
Additional paid-in capital	237,644	254,847	488,476
Notes receivable from stockholders	(519)	(519)	(519)
Accumulated deficit	(14,038)	(17,242)	(17,242)
Noncontrolling interesti	193,164	273,589	271,804
Total stockholders’ equity	$416,594	$511,027	$742,959
Total capitalization	$517,695	$911,128	$1,143,060

(1)	Following this offering, we expect to have approximately $0 outstanding and $400 million of capacity under our revolving line of credit.

Description of capital stock

The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation, as amended, and amended and restated by-laws.

In addition to the summary that follows, we encourage you to review our amended and restated certificate of incorporation, as amended, and amended and restated by-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

Our authorized capital stock consists of 300,000,000 shares of Class A common stock, par value $0.01 per share, 100,000,000 shares of Class B common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Capital stock

Class A common stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

All outstanding shares of our Class A common stock are fully paid and non-assessable. The Class A common stock will not be subject to further calls or assessments by us. The rights, powers and privileges of our Class A common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Class B common stock

Each share of Class B common stock entitles its holder to one vote per share on all matters submitted to a vote of our stockholders. For purposes of calculating the Substantial Ownership Requirement, shares of Class A common stock and Class B common stock held by any estate, trust, partnership or limited liability company or other similar entity of which any holder of LLC Units is a trustee, partner, member or similar party will be considered held by such holder of LLC Units. If at any time the ratio at which LLC Units are redeemable or exchangeable for shares of our Class A common stock changes from one-for-one as in accordance with the Amended LLC Agreement, the number of votes to which Class B common stockholders are entitled will be adjusted accordingly. The holders of our Class B common stock do not have cumulative voting rights in the election of directors.

Except for transfers to us pursuant to the Amended LLC Agreement or to certain permitted transferees, holders of outstanding equity interests of Baldwin Risk Partners, LLC, or the BRP LLC Members, are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B common stock. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.

Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of BRP Group, Inc. Pursuant to the Stockholders Agreement, the approval of the Pre-IPO LLC Members, is required for substantially all transactions and other matters requiring approval by our stockholders, such as a merger, consolidation, or sale of all or substantially all of our assets, any dissolution, liquidation or reorganization of us or our subsidiaries or any acquisition or disposition of any asset in excess of 5% of total assets, the incurrence, guarantee, assumption or refinancing of indebtedness, or grant of a security interest, in excess of 10% of total assets (or that would cause aggregate indebtedness or guarantees thereof to exceed 10% of total assets), the issuance or redemption of certain additional equity interests in an amount exceeding $10 million, the establishment or amendment of any equity, purchase or bonus plan for the benefit of employees, consultants, officers or directors, any capital or other expenditure in excess of 5% of total assets, the declaration or payment of dividends on capital stock or distributions by Baldwin Risk Partners, LLC on LLC Units other than tax distributions as defined in the Amended LLC Agreement. Other matters requiring approval by the Pre-IPO LLC Members pursuant to the Stockholders Agreement include changing the number of directors on the board, changing the jurisdiction of incorporation, changing the location of the Company’s headquarters, changing the name of the Company, amendments to governing documents, adopting a shareholder rights plan and any changes to the Company’s fiscal year or public accountants. In addition, the Stockholders Agreement provides approval by the Pre-IPO LLC Members is required for any changes to the strategic direction or scope of BRP Group, Inc. and Baldwin Risk Partners, LLC’s business, any acquisition or disposition of any asset or business having consideration or fair value in excess of 5% of our total assets and the hiring and termination of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Partnership Officer or other change to senior management or key employees (including terms of compensation). Furthermore, the Stockholders Agreement provides that, until the Substantial Ownership Requirement is no longer met, the Pre-IPO LLC Members may designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of our board of directors.

Preferred stock

No shares of preferred stock are issued or outstanding as of the date of this prospectus supplement. Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by holders of our common stock. Our board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

•	the designation of the series;

•

the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized share of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock

Authorized but unissued capital stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq Global Select Market, which would apply so long as the shares of Class A common stock remains listed on the Nasdaq Global Select Market, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock (we believe the position of the Nasdaq Global Select Market is that the calculation in this latter case treats as outstanding shares of Class A common stock issuable upon redemption or exchange of outstanding LLC Units not held by BRP Group, Inc.). These additional shares of Class A common stock may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Dividends

The Delaware General Corporation Law, or the DGCL, permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend will be subject to the discretion of our board of directors.

Stockholder meetings

Our amended and restated certificate of incorporation and our amended and restated by-laws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. Our amended and restated by-laws provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of our board or the chief executive officer. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Transferability, redemption and exchange

Upon the completion of this offering, there will be 87,430,579 LLC Units outstanding. There are no limitations in the Amended LLC Agreement on the number of LLC Units issuable in the future and we are not required to own a majority of LLC Units. Under the Amended LLC Agreement, the BRP LLC Members have the right (subject to the terms of the Amended LLC Agreement) to require Baldwin Risk Partners, LLC to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) in accordance with the terms of the Amended LLC Agreement. Additionally, in the event of a redemption request by a holder of LLC Units, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Shares of Class B common stock will be cancelled on a one-for-one basis if we, following a redemption request of a holder of LLC Units, redeem or exchange LLC Units of such holder of LLC Units pursuant to the terms of the Amended LLC Agreement.

Except for transfers to us pursuant to the Amended LLC Agreement or to certain permitted transferees, the BRP LLC Members are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B common stock.

Other provisions

Neither the Class A common stock nor the Class B common stock has any preemptive or other subscription rights.

There will be no redemption or sinking fund provisions applicable to the Class A common stock or Class B common stock. Further, our Stockholders Agreement provides that, until the Substantial Ownership Requirement is no longer met, any redemption, repurchase or other acquisition of ownership interests (other than in connection with terms of equity compensation plans, subject to certain specified exceptions) must be approved by the Pre-IPO LLC Members.

At such time when no LLC Units remain redeemable or exchangeable for shares of our Class A common stock, our Class B common stock will be cancelled.

Corporate opportunity

Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, the doctrine of “corporate opportunity” will only apply against our directors and officers and their respective affiliates for competing activities related to insurance brokerage activities.

Certain certificate of incorporation, by-laws and statutory provisions

The provisions of our amended and restated certificate of incorporation and amended and restated by-laws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A common stock.

Anti-takeover effects of our certificate of incorporation, stockholders agreement and by-laws

Our amended and restated certificate of incorporation and amended and restated by-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors. These provisions include:

No cumulative voting.    Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our common stock entitled to vote generally in the election of directors will be able to elect all our directors.

Election and removal of directors.    Our amended and restated certificate of incorporation provides that our board shall consist of not less than three nor more than 13 directors. Our amended and restated certificate of incorporation also provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any vacancies on our board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. The Stockholders Agreement provides that, until the Substantial Ownership Requirement is no longer met, the Pre-IPO LLC Members may designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman to our board of directors and that, so long as Villages Invesco beneficially owns 7.5% of the aggregate number of outstanding shares of our common stock, it may designate one nominee for election to our board of directors and any director elected after having been nominated by Villages Invesco may only be removed for cause or with the consent of Villages Invesco. The parties to the Voting Agreement (as defined below) have agreed to vote for the election of the nominee designated by Villages Invesco. Our Stockholders Agreement provides that, until the Substantial Ownership Requirement is no longer met, any action to change the number of directors requires approval of the Pre-IPO LLC Members.

In addition, our amended and restated certificate of incorporation provides that our board of directors will be divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms. Subject to obtaining any required stockholder votes, directors may only be removed for cause and by the affirmative vote of holders of 75% of the total voting power of our outstanding shares of common stock, voting together as a single class. This requirement of a super-majority vote to remove directors for cause could enable a minority of our stockholders to exercise veto power over any such removal.

Action by written consent; special meetings of stockholders.    Our amended and restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our amended and restated certificate of incorporation, Stockholders Agreement and amended and restated by-laws also provide that, subject to any special rights of the holders as required by law, special meetings of the stockholders can only be called by the chairman or vice chairman of the board of directors. Except as described above, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

Advance notice procedures.    Our amended and restated by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the amended and restated by-laws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the amended and restated by-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Super-majority approval requirements.    The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless either a corporation’s certificate of incorporation or by-laws require a greater percentage. Our Stockholders Agreement provides that, until the Substantial Ownership Requirement is no longer met, any amendment to our certificate of incorporation or by-laws must be approved by the Pre-IPO LLC Members. Our amended and restated certificate of incorporation and amended and restated by-laws provide that the affirmative vote of holders of 75% of the total voting power of our outstanding common stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal specified provisions, including those relating to actions by written consent of stockholders, calling of special meetings of stockholders, election and removal of directors, business combinations and amendment of our certificate of incorporation and by-laws. This requirement of a super-majority vote to approve amendments to our certificate of incorporation and by-laws could enable a minority of our stockholders to exercise veto power over any such amendments.

Authorized but unissued shares.    The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing rules of the Nasdaq Global Select Market. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. See “—Preferred stock” and “—Authorized but unissued capital stock” above.

Business combinations with interested stockholders.    In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. We are governed by the “business combination” provisions of Section 203 of the DGCL. Further, our Stockholders Agreement provides that, until the Substantial Ownership Requirement is no longer met, any business combination resulting in a merger, consolidation or sale of all, or substantially all, of our assets, and any acquisition or disposition of any asset or business having consideration in excess of 5% of our total assets, must be approved by the Pre-IPO LLC Members.

Exclusive forum provision

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, and (iv) any action asserting a claim against us governed by the internal affairs doctrine.

This choice of forum provision does not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Exchange Act or the Securities Act. Accordingly, our exclusive forum provision will not apply to claims arising under the Exchange Act or the Securities Act and will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Voting agreement

A group comprised of Baldwin Insurance Group Holdings, LLC, an entity controlled by Lowry Baldwin, our Chairman, Lowry Baldwin, Elizabeth Krystyn, Laura Sherman, Trevor Baldwin, our Chief Executive Officer, Kris Wiebeck, our Chief Financial Officer, John Valentine, our Chief Partnership Officer, Dan Galbraith, our Chief Operating Officer, Brad Hale, our Chief Accounting Officer, Chris Stephens, our General Counsel, Joseph Finney, James Roche, Millennial Specialty Holdco, LLC, Highland Risk Services LLC and certain trusts established by such individuals have entered into a voting agreement, or the Voting Agreement, with Lowry Baldwin, our Chairman, pursuant to which, in connection with any meeting of our shareholders or any written consent of our shareholders, each such person and trust party thereto will agree to vote or exercise their right to consent in the manner directed by Lowry Baldwin. As of the date of this prospectus supplement, Lowry Baldwin through the Voting Agreement beneficially owns 39% of the voting power of our common stock. The parties to the Voting Agreement have agreed to vote for the election of the nominee to our board of directors designated by Villages Invesco for so long as Villages Invesco is able to designate a nominee pursuant to the terms of the Stockholders Agreement.

Directors’ liability; Indemnification of directors and officers

Our amended and restated certificate of incorporation will limit the liability of our directors to the fullest extent permitted by the DGCL and provides that we will provide them with customary indemnification. We expect to enter into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Transfer agent and registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

Securities exchange

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “BRP.”

Dividend policy

We have never declared or paid any cash dividends on our common stock. We anticipate that, in the foreseeable future, we will continue to retain any earnings for use in the operation of our business and will not pay any cash dividends.

U.S. federal income and estate tax considerations to non-U.S. holders

The following is a general discussion of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our Class A common stock by a “non-U.S. holder.” A “non-U.S. holder” is a beneficial owner of a share of our Class A common stock that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than a former citizen or resident of the United States subject to U.S. tax as an expatriate,

•	a foreign corporation, or

•	a foreign estate or trust.

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) owns our Class A common stock, the tax treatment of a partner or beneficial owner of the entity may depend upon the status of the partner or beneficial owner, the activities of the entity and certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our Class A common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any U.S. federal gift, alternative minimum tax or Medicare contribution tax considerations or any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our Class A common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

To the extent that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital that reduces the adjusted tax basis of a non-U.S. holder’s Class A common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Class A common stock, the excess will be treated as gain from the disposition of our Class A common stock (the tax treatment of which is discussed below under “—Gain on disposition of Class A common stock”).

Dividends paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or a reduced rate specified by an applicable income tax treaty, subject to the discussion of FATCA (as defined below) withholding taxes below. In order to obtain a reduced rate of withholding under an applicable income tax treaty, a non-U.S. holder generally will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying its entitlement to benefits under the treaty.

Dividends paid to a non-U.S. holder that are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will not be subject to U.S. federal withholding tax if the non-U.S. holder provides a properly executed IRS Form W-8ECI. Instead, the effectively connected dividend income will generally be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. person as defined under the Code. A non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes receiving effectively connected dividend income may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits (subject to certain adjustments).

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on disposition of Class A common stock

Subject to the discussions of backup withholding and FATCA withholding taxes below, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Class A common stock unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), in which case the gain will be subject to U.S. federal income tax generally in the same manner as effectively connected dividend income as described above;

•

the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the gain (net of certain U.S.-source losses) generally will be subject to U.S. federal income tax at a rate of 30% (or a lower treaty rate); or

•

we are or have been a “United States real property holding corporation” (as described below) at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and either (i) our Class A common stock is not regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or (ii) the non-U.S. holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, more than 5% of our Class A common stock.

We will be a United States real property holding corporation at any time that the fair market value of our “United States real property interests,” as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business (all as determined for the U.S. federal income tax purposes). We believe that we are not, and do not anticipate becoming in the foreseeable future, a United States real property holding corporation.

Information reporting and backup withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholdings will apply to the proceeds of a sale or other disposition of our Class A common stock made within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person in order to avoid additional information reporting and backup withholding. The certification procedures required to claim a reduced rate of withholding under a treaty will generally satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax and the amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

FATCA withholding taxes

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), payments of dividends on and the gross proceeds of dispositions of Class A common stock of a U.S. issuer paid to (i) a “foreign financial institution” (as specifically defined in the Code) or (ii) a “non-financial foreign entity” (as specifically defined in the Code) will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption from these rules applies. Under proposed U.S. Treasury regulations promulgated by the Treasury Department on December 13, 2018, which state that taxpayers may rely on the proposed Treasury regulations until final Treasury regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of Class A common stock. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. holders should consult their tax advisors regarding the possible implications of this withholding tax on their investment in our Class A common stock.

Federal estate tax

Individual non-U.S. holders (as specifically defined for U.S. federal estate tax purposes) and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that the Class A common stock will be treated as U.S. situs property subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Underwriting

We are offering the shares of Class A common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC, BofA Securities, Inc., Wells Fargo Securities, LLC and Morgan Stanley & Co. LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the price to public less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of Class A common stock listed next to its name in the following table:

Name	Number of shares
J.P. Morgan Securities LLC	1,935,839
BofA Securities, Inc.	1,891,842
Wells Fargo Securities, LLC	1,891,842
Morgan Stanley & Co. LLC	615,949
Jefferies LLC	615,949
William Blair & Company, L.L.C.	571,952
Keefe, Bruyette & Woods, Inc.	461,962
Raymond James & Associates, Inc.	461,962
Dowling & Partners Securities LLC	227,027
Capital One Securities, Inc.	75,676

Total	8,750,000

The underwriters are committed to purchase all the shares of Class A common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of Class A common stock directly to the public at the price to public set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.70800 per share. After this offering of the shares to the public, if all of the common shares are not sold at the price to public, the underwriters may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 1,312,500 additional shares of Class A common stock from us. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the price to public per share of Class A common stock less the amount paid by the underwriters to us per share of Class A common stock. The underwriting fee is $1.25375 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

			Total
	Per share	No exercise	Full exercise
Public offering price	$29.50	$258,125,000	$296,843,750
Underwriting discounts and commissions	$1.25375	$10,970,312.50	$12,615,859.375
Proceeds, before expenses, to us	$28.24625	$247,154,687.50	$284,227,890.625

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $1,100,000. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with FINRA in an amount not to exceed $30,000.

A prospectus supplement in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make internet distributions on the same basis as other allocations.

For a period of 60 days after the date of this prospectus supplement, we have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, make any short sale or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with the SEC a registration statement under the Securities Act relating to, any shares of our Class A common stock or Class B common stock, or any options, rights or warrants to purchase any shares of Class A common stock or Class B common stock or any securities convertible into or exercisable or exchangeable for, or that represent the right to receive, shares of Class A common stock or Class B common stock, including limited liability company interests in Baldwin Risk Partners, LLC convertible or exercisable or exchangeable for or that represent the right to receive shares of Class A common stock or Class B common stock, or publicly disclose the intention to undertake any of the foregoing (other than filings on Form S-8 relating to the stock options granted pursuant to our stock-based compensation plans or the stock-based compensation plans of Baldwin Risk Partners, LLC or its subsidiaries), or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of Class A common stock or Class B common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Class A common stock or Class B common stock or any such other securities, in cash or otherwise, in each case without the prior written consent of J.P. Morgan Securities LLC, other than (1) the shares of our Class A common stock to be sold hereunder or any additional shares of Class A common stock to be issued at the option of the underwriters, (2) any shares of Class A common stock or Class B common stock, options or other awards granted under our or Baldwin Risk Partners, LLC’s existing equity incentive plans and (3) up to an aggregate of 6,200,000 shares of Class A common stock, Class B common stock or limited liability company interests in the LLC to be issued in connection with any acquisition of assets or equity of another entity (whether by merger, consolidation, acquisition of equity interests or otherwise), provided that each recipient shall agree with us to a contractual restriction preventing the sale of any such shares or limited liability company units for at least the 60 days after the date of this prospectus supplement and that we will not waive any such lock-up restriction without the prior written consent of the representatives of the underwriters.

Our directors, executive officers and certain of our significant stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with certain exceptions including transfers of Class A common stock or Class B common stock as grants of a bona fide security interest in, or a bona fide pledge of, shares of Class A common stock or Class B common stock or limited partnership interests in Baldwin Risk Partners, LLC (collectively, the “Pledged Securities”) to the private banking affiliate of J.P. Morgan Securities LLC or BofA Securities, Inc. (together, the “Lenders”) as collateral to secure indebtedness, whether made before or after the date of the underwriting agreement, and transfers of such Pledged Securities to the Lenders upon enforcement of such collateral in accordance with the terms of the instrument governing such indebtedness, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock or Class B common stock or any options, rights or warrants to purchase any shares of Class A common stock or Class B common stock or any securities convertible into or exercisable or exchangeable for, or that represent the right to receive, shares of Class A common stock or Class B common stock (including, without limitation, shares of Class A common stock or Class B common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or publicly disclose the intention to undertake any of the foregoing, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of Class A common stock or Class B common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of Class A common stock or Class B common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our Class A common stock or Class B common stock or any security convertible into or exercisable or exchangeable for our shares of Class A common stock or Class B common stock.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our Class A common stock is listed on Nasdaq under the symbol “BRP.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of the Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares of Class A common stock referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares of Class A common stock, in whole or in part, or by purchasing shares of Class A common stock in the open market. In making this determination, the underwriters will consider, among other things, the price of shares of Class A common stock available for purchase in the open market compared to the price at which the underwriters may purchase shares of Class A common stock through the option to purchase additional shares of Class A common stock. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares of Class A common stock in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Class A common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares of Class A common stock as part of this offering to repay the underwriting discounts and commissions received by them.

These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq, in the over-the-counter market or otherwise.

The public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that the shares will trade in the public market at or above the public offering price.

Other relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Affiliates of certain of our underwriters are lenders under the Credit Agreement. In addition, J.P. Morgan Chase Bank, N.A., an affiliate of one of our underwriters, acted as a joint lead arranger and joint bookrunner and serves as administrative agent under the Credit Agreement. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Member State”), no shares have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as

“relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included or incorporated by reference in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Canada

The shares of our common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this offering, us or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

United Arab Emirates

The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the

United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Australia

This document:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission, or ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or Companies (Winding Up and Miscellaneous Provisions) Ordinance, or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) or, Securities and Futures Ordinance, or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b) where no consideration is or will be given for the transfer;

(c) where the transfer is by operation of law;

(d) as specified in Section 276(7) of the SFA; or

(e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Legal matters

Certain legal matters with respect to the securities offered by this prospectus supplement will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

Experts

The financial statements incorporated in this prospectus supplement by reference to BRP Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Insurance Risk Partners, LLC as of December 31, 2019, and for the year then ended have been incorporated by reference herein and in the registration statement on reliance of the report of Dixon Hughes Goodman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Rosenthal Bros., Inc. as of December 31, 2019, and for the year then ended have been incorporated by reference herein and in the registration statement on reliance of the report of Dixon Hughes Goodman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Lanier Upshaw, Inc. as of December 31, 2019 and 2018, and for the years then ended have been incorporated by reference herein and in the registration statement on reliance of the report of Dixon Hughes Goodman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Highland Risk Services LLC as of December 31, 2019 and 2018, and for the years then ended have been incorporated by reference herein and in the registration statement on reliance of the report of Dixon Hughes Goodman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Armfield, Harrison and Thomas, Inc. as of December 31, 2019, and for the year then ended have been incorporated by reference herein and in the registration statement on reliance of the report of Dixon Hughes Goodman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Insgroup, Inc. as of December 31, 2019, and for the year then ended have been incorporated by reference herein and in the registration statement on reliance of the report of Dixon Hughes Goodman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Lykes Insurance, Inc. as of December 31, 2018, and for the year then ended have been incorporated by reference herein and in the registration statement on reliance of the report of RSM US LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Millennial Specialty Insurance LLC incorporated by reference from BRP Group, Inc.’s prospectus, dated October 23, 2019, filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act, in connection with the Registration Statement on Form S-1 (File No. 333-233908) have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

BRP Group, Inc.

Class A Common Stock

Warrants

Units

BRP Group, Inc., from time to time, may offer, issue and sell (i) shares of Class A common stock, (ii) warrants to purchase shares of Class A common stock and (iii) units.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “BRP.” If we decide to seek a listing of any securities offered by this prospectus, the applicable prospectus supplement will disclose the exchange or market on which such securities will be listed, if any, or where we have made an application for listing, if any.

In addition, certain selling stockholders to be identified in a prospectus supplement may offer and sell shares of Class A common stock from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered. We will not receive any proceeds from the sale, if any, of Class A common stock by the selling stockholders. Unless otherwise set forth in the applicable prospectus supplement, if required, the selling stockholders will pay any underwriting discounts and commissions and transfer taxes incurred by the selling stockholders in disposing of the shares of common stock.

We or the selling stockholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to the offered securities. The specific terms of any securities to be offered will be described in supplements to this prospectus, which may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors incorporated herein by reference and described under the heading “Risk Factors” beginning on page 3.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 8, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that we and the selling stockholders may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered and, as the case may be, the identity of the selling stockholders. The prospectus supplement may also add information to this prospectus or update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information in this prospectus or any prospectus supplement, as well as the information incorporated by reference herein or therein, is accurate only as of the date of the documents containing the information. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, unless the context otherwise requires, “Baldwin Risk Partners,” the “Company,” “BRP,” “we,” “us,” and “our” refer (i) prior to the consummation of the series of reorganization transactions that were completed in connection with our initial public offering (the “Reorganization Transactions”), to Baldwin Risk Partners, LLC and its subsidiaries and (ii) after the Reorganization Transactions, to BRP Group, Inc., Baldwin Risk Partners, LLC and their subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC. These reports, proxy statements and other information can also be read on our internet site at www.baldwinriskpartners.com. Information on our website is not incorporated into this prospectus and is not a part of this prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement or any subsequently filed document deemed incorporated by reference. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (filed with the SEC on March 24, 2020);

•

The portions of our Definitive Proxy Statement on Schedule 14A that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (filed with the SEC on April 27, 2020);

•	Quarterly Reports on Form 10-Q (filed with the SEC on May 13, 2020, August 13, 2020 and November 12, 2020);

•	Current Reports on Form 8-K (filed with the SEC on January 2, 2020, February 7, 2020, February 13, 2020, March 13, 2020, April 1, 2020, May 27, 2020, June 1, 2020, June 18, 2020, October 15, 2020,

November  12, 2020 (with respect to Item 3.02), March  18, 2020 (with respect to Item 9.01(a)), March  19, 2020 (with respect to Item 9.01), June  15, 2020 (with respect to Item 9.01(a)), December  4, 2020, December  7, 2020 (with respect to Item 9.01) and December 8, 2020 (with respect to Item 3.02));

•

the financial statements for Millennial Specialty Insurance LLC and Lykes Insurance, Inc. included in our prospectus, dated October  23, 2019, filed with the SEC pursuant to Rule 424(b) under the Securities Act, in connection with our Registration Statement on Form S-1 (Registration No. 333-233908), as originally filed on September 23, 2019, and subsequently amended; and

•

the description of our common stock which is contained in the Registration Statement on Form 8-A filed October 17, 2019, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description, including Exhibit 4.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (filed with the SEC on March 24, 2020).

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and any accompanying prospectus supplement and before the termination of the offering shall also be deemed to be incorporated herein by reference. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report, performance graph and the certifications of our chief executive officer and chief financial officer required by Rule 13a-14(b) or Rule 15d-14(b) under the Exchange Act and Section 1350 of Chapter 63 of Title 18 of the United States Code (included in or accompanying our latest Annual Report on Form 10-K incorporated by reference herein) or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents which are incorporated by reference into the prospectus but not delivered with the prospectus (other than exhibits to those documents unless such exhibits are specifically incorporated by reference as an exhibit in this prospectus). Requests should be directed to BRP Group, Inc., Attention: Investor Relations, 4211 W. Boy Scout Blvd., Suite 800, Tampa, Florida 33607, Telephone: (866) 279-0698.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act. Words such as “expect,” “anticipate,” “target,” “goal,” “project,” “hope,” “intend,” “plan,” “believe,” “seek,” “estimate,” “continue,” “may,” “could,” “should,” “might,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors.” You should specifically consider the numerous risks outlined under “Risk Factors” and elsewhere in this prospectus and in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q,

which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference herein or any accompanying prospectus supplement. The forward-looking statements included in this prospectus are made only as of the date hereof unless otherwise specified. Except as required under federal securities laws and the rules and regulations of the SEC, we do not undertake, and specifically decline, any obligation to update any of these statements or to publicly announce the results of any revisions to any forward-looking statements after the distribution of this report, whether as a result of new information, future events, changes in assumptions or otherwise.

BRP GROUP, INC.

We were incorporated in the State of Delaware in July 2019. We are a rapidly growing independent insurance distribution firm delivering solutions that give our insureds, which we refer to as “Clients,” the peace of mind to pursue their purpose, passion and dreams. We support our Clients, employees, which we refer to as “Colleagues,” insurance companies with which we have a contractual relationship, which we refer to as “Insurance Company Partners,” and communities through the deployment of vanguard resources and capital to drive organic and inorganic growth. We are innovating the industry by taking a holistic and tailored approach to risk management, insurance and employee benefits. Our growth plan includes increased geographic representation across the U.S., expanded client value propositions and new lines of insurance to meet the needs of evolving lifestyles, business risks and healthcare funding. We are a destination employer supported by an award-winning culture, powered by exceptional people and fueled by industry-leading growth and innovation.

Our principal executive offices are located at 4211 W. Boy Scout Blvd., Suite 800, Tampa, Florida, 33607, and our telephone number is (866) 279-0698.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before acquiring any offered securities pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement, including, without limitation, the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which are incorporated herein by reference (as such risk factors may be updated in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act), and the risk factors described in any applicable prospectus supplement before making an investment decision. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. See “Where You Can Find More Information” included elsewhere in this prospectus.

USE OF PROCEEDS

Except as may be otherwise set forth in the applicable prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes. In the case of a sale by a selling stockholder, we will not receive any of the proceeds from such sale.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the shares of Class A common stock, warrants and units that we may sell from time to time and the shares of Class A common stock that the selling stockholders may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation, as amended, and amended and restated by-laws.

Our authorized capital stock consists of 300,000,000 shares of Class A common stock, par value $0.01 per share, 100,000,000 shares of Class B common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Capital Stock

Class A Common Stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

All outstanding shares of our Class A common stock are fully paid and non-assessable. The Class A common stock will not be subject to further calls or assessments by us. The rights, powers and privileges of our Class A common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Class B Common Stock

Each share of Class B common stock entitles its holder to one vote per share on all matters submitted to a vote of our stockholders. The “Pre-IPO LLC Members” are owners of membership interest of Baldwin Risk Partners, LLC, which we refer to as “LLC Units,” prior to our initial public offering, which include: Trevor Baldwin, our Chief Executive Officer; Lowry Baldwin, our Chairman; Baldwin Insurance Group Holdings, LLC, an entity controlled by Lowry Baldwin; Elizabeth Krystyn, one of our founders; Laura Sherman, one of our founders; Kris Wiebeck, our Chief Financial Officer; John Valentine, our Chief Partnership Officer; Dan Galbraith, our Chief Operating Officer; Brad Hale, our Chief Accounting Officer; Chris Stephens, our General Counsel; and The Villages Invesco, LLC, one of our significant shareholders (“Villages Invesco”), and certain other historical equity holders in companies that we have acquired, or in the case of asset acquisitions, the producers. The “Substantial Ownership Requirement” is met for so long as the Pre-IPO LLC Members beneficially hold at least 10% of the aggregate number of outstanding shares of our common stock. For purposes of calculating the Substantial Ownership Requirement, shares of Class A common stock and Class B common stock held by any estate, trust, partnership or limited liability company or other similar entity of which any holder of LLC Units is a trustee, partner, member or similar party will be considered held by such holder of LLC Units. If at any time the ratio at which LLC Units are redeemable or exchangeable for shares of our Class A common stock changes from one-for-one as in accordance with the Third Amended and Restated Limited Liability Company Agreement of Baldwin Risk Partners, LLC, as amended, which we refer to as the “Amended LLC Agreement,” the number of votes to which Class B common stockholders are entitled will be adjusted accordingly. The holders of our Class B common stock do not have cumulative voting rights in the election of directors.

Except for transfers to us pursuant to the Amended LLC Agreement or to certain permitted transferees, holders of outstanding equity interests of Baldwin Risk Partners, LLC, or the BRP LLC Members, are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B common stock. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.

Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of BRP Group, Inc. Pursuant to the Stockholders Agreement, the approval of the Pre-IPO LLC Members, is required for substantially all transactions and other matters requiring approval by our stockholders, such as a merger, consolidation, or sale of all or substantially all of our assets, any dissolution, liquidation or reorganization of us or our subsidiaries or any acquisition or disposition of any asset in excess of 5% of total assets, the incurrence, guarantee, assumption or refinancing of indebtedness, or grant of a security interest, in excess of 10% of total assets (or that would cause aggregate indebtedness or guarantees thereof to exceed 10% of total assets), the issuance or redemption of certain additional equity interests in an amount exceeding $10 million, the establishment or amendment of any equity, purchase or bonus plan for the benefit of employees, consultants, officers or directors, any capital or other expenditure in excess of 5% of total assets, the declaration or payment of dividends on capital stock or distributions by Baldwin Risk Partners, LLC on LLC Units other than tax distributions as defined in the Amended LLC Agreement. Other matters requiring approval by the Pre-IPO LLC Members pursuant to the Stockholders Agreement include changing the number of directors on the board, changing the jurisdiction of incorporation, changing the location of the Company’s headquarters, changing the name of the Company, amendments to governing documents, adopting a shareholder rights plan and any changes to the Company’s fiscal year or public accountants. In addition, the Stockholders Agreement provides approval by the Pre-IPO LLC Members is required for any changes to the strategic direction or scope of BRP Group, Inc. and Baldwin Risk Partners, LLC’s business, any acquisition or disposition of any asset or business having consideration or fair value in excess of 5% of our total assets and the hiring and termination of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Partnership Officer or other change to senior management or key employees (including terms of compensation). Furthermore, the Stockholders Agreement provides that, until the Substantial Ownership Requirement is no longer met, the Pre-IPO LLC Members may designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of our board of directors.

Preferred Stock

No shares of preferred stock are issued or outstanding as of the date of this prospectus. Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by holders of our common stock. Our board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

•	the designation of the series;

•

the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized share of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock

Authorized But Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq Global Select Market, which would apply so long as the shares of Class A common stock remains listed on the Nasdaq Global Select Market, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock (we believe the position of the Nasdaq Global Select Market is that the calculation in this latter case treats as outstanding shares of Class A common stock issuable upon redemption or exchange of outstanding LLC Units not held by BRP Group, Inc.). These additional shares of Class A common stock may be used for a variety of corporate purposes, including future public offerings, to raise additional capital and to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Dividends

The Delaware General Corporation Law, or the DGCL, permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend will be subject to the discretion of our board of directors.

Stockholder Meetings

Our amended and restated certificate of incorporation and our amended and restated by-laws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. Our amended and restated by-laws provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of our board or the chief executive officer. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Transferability, Redemption and Exchange

There are no limitations in the Amended LLC Agreement on the number of LLC Units issuable in the future and we are not required to own a majority of LLC Units. Under the Amended LLC Agreement, the BRP LLC Members have the right (subject to the terms of the Amended LLC Agreement) to require Baldwin Risk Partners, LLC to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) in accordance with the terms of the Amended LLC Agreement. Additionally, in the event of a redemption request by a holder of LLC Units, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Shares of Class B common stock will be cancelled on a one-for-one basis if we, following a redemption request of a holder of LLC Units, redeem or exchange LLC Units of such holder of LLC Units pursuant to the terms of the Amended LLC Agreement.

Except for transfers to us pursuant to the Amended LLC Agreement or to certain permitted transferees, the BRP LLC Members are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B common stock.

Other Provisions

Neither the Class A common stock nor the Class B common stock has any preemptive or other subscription rights.

There will be no redemption or sinking fund provisions applicable to the Class A common stock or Class B common stock. Further, our Stockholders Agreement provides that, until the Substantial Ownership Requirement is no longer met, any redemption, repurchase or other acquisition of ownership interests (other than in connection with terms of equity compensation plans, subject to certain specified exceptions) must be approved by the Pre-IPO LLC Members.

At such time when no LLC Units remain redeemable or exchangeable for shares of our Class A common stock, our Class B common stock will be cancelled.

Corporate Opportunity

Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, the doctrine of “corporate opportunity” will only apply against our directors and officers and their respective affiliates for competing activities related to insurance brokerage activities.

Certain Certificate of Incorporation, By-Laws and Statutory Provisions

The provisions of our amended and restated certificate of incorporation and amended and restated by-laws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A common stock.

Anti-Takeover Effects of our Certificate of Incorporation, Stockholders Agreement and By-Laws

Our amended and restated certificate of incorporation and amended and restated by-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors. These provisions include:

No cumulative voting. Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our common stock entitled to vote generally in the election of directors will be able to elect all our directors.

Election and removal of directors. Our amended and restated certificate of incorporation provides that our board shall consist of not less than three nor more than 13 directors. Our amended and restated certificate of incorporation also provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any vacancies on our board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. The Stockholders Agreement provides that, until the Substantial Ownership Requirement is no longer met, the Pre-IPO LLC Members may designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman to our board of directors and that, so long as Villages Invesco beneficially owns 7.5% of the aggregate number of outstanding shares of our common stock, it may designate one nominee for election to our board of directors and any director elected after having been nominated by Villages Invesco may only be removed for cause or with the consent of Villages Invesco. The parties to the Voting Agreement (as defined below) have agreed to vote for the election of the nominee designated by Villages Invesco. Our Stockholders Agreement provides that, until the Substantial Ownership Requirement is no longer met, any action to change the number of directors requires approval of the Pre-IPO LLC Members.

In addition, our amended and restated certificate of incorporation provides that our board of directors will be divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms. Subject to obtaining any required stockholder votes, directors may only be removed for cause and by the affirmative vote of holders of 75% of the total voting power of our outstanding shares of common stock, voting together as a single class. This requirement of a super-majority vote to remove directors for cause could enable a minority of our stockholders to exercise veto power over any such removal.

Action by written consent; special meetings of stockholders. Our amended and restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our amended and restated certificate of incorporation, Stockholders Agreement and amended and restated by-laws also provide that, subject to any special rights of the holders as required by law, special meetings of the stockholders can only be called by the chairman or vice chairman of the board of directors. Except as described above, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

Advance notice procedures. Our amended and restated by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the amended and restated by-laws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the amended and restated by-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Super-majority approval requirements. The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless either a corporation’s certificate of incorporation or by-laws require a greater percentage. Our Stockholders Agreement provides that, until the Substantial Ownership Requirement is no longer met, any amendment to our certificate of incorporation or by-laws must be approved by the Pre-IPO LLC Members. Our amended and restated certificate of incorporation and amended and restated by-laws provide that the affirmative vote of holders of 75% of the total voting power of our outstanding common stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal specified provisions, including those relating to actions by written consent of stockholders, calling of special meetings of stockholders, election and removal of directors, business combinations and amendment of our certificate of incorporation and by-laws. This requirement of a super-majority vote to approve amendments to our certificate of incorporation and by-laws could enable a minority of our stockholders to exercise veto power over any such amendments.

Authorized but unissued shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing rules of the Nasdaq Global Select Market. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. See “—Preferred stock” and “—Authorized but unissued capital stock” above.

Business combinations with interested stockholders. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. We are governed by the “business combination” provisions of Section 203 of the DGCL. Further, our Stockholders Agreement provides that, until the Substantial Ownership Requirement is no longer met, any business combination resulting in a merger, consolidation or sale of all, or substantially all, of our assets, and any acquisition or disposition of any asset or business having consideration in excess of 5% of our total assets, must be approved by the Pre-IPO LLC Members.

Exclusive Forum Provision

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, and (iv) any action asserting a claim against us governed by the internal affairs doctrine.

This choice of forum provision does not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Exchange Act or the Securities Act. Accordingly, our exclusive forum provision will not apply to claims arising under the Exchange Act or the Securities Act and will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Voting Agreement

A group comprised of Baldwin Insurance Group Holdings, LLC, an entity controlled by Lowry Baldwin, our Chairman, Lowry Baldwin, Elizabeth Krystyn, Laura Sherman, Trevor Baldwin, our Chief Executive Officer, Kris Wiebeck, our Chief Financial Officer, John Valentine, our Chief Partnership Officer, Dan Galbraith, our Chief Operating Officer, Brad Hale, our Chief Accounting Officer, Chris Stephens, our General Counsel, Joseph Finney, James Roche, Millennial Specialty Holdco, LLC, Highland Risk Services LLC and certain trusts established by such individuals have entered into a voting agreement, or the Voting Agreement, with Lowry Baldwin, our Chairman, pursuant to which, in connection with any meeting of our shareholders or any written consent of our shareholders, each such person and trust party thereto will agree to vote or exercise their right to consent in the manner directed by Lowry Baldwin. The parties to the Voting Agreement have agreed to vote for the election of the nominee to our board of directors designated by Villages Invesco for so long as Villages Invesco is able to designate a nominee pursuant to the terms of the Stockholders Agreement.

Directors’ Liability; Indemnification of Directors and Officers

Our amended and restated certificate of incorporation will limit the liability of our directors to the fullest extent permitted by the DGCL and provides that we will provide them with customary indemnification. We expect to enter into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

Securities Exchange

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “BRP.”

DESCRIPTION OF WARRANTS

We may issue warrants to purchase shares of Class A common stock. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a bank or trust company, as warrant agent, that we will name in the prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms may include some or all of the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants or shares of Class A common stock or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the warrants and shares of Class A common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We or the selling stockholders may offer and sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents to the public or to institutional investors; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the net proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we or the selling stockholders use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	privately negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We or the selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of common shares, and may use securities received from us or the selling stockholders in settlement of those derivatives to close out any related open borrowings of common shares. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment to this registration statement.

If indicated in an applicable prospectus supplement, we or the selling stockholders may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We or the selling stockholders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we or the selling stockholders pay for solicitation of these delayed delivery contracts.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market, other than our common stock, which is listed on the Nasdaq Global Select Market. Any common stock sold will be listed on the Nasdaq Global Select Market, upon official notice of issuance. The securities other than the common stock may or may not be listed on a national securities exchange and no assurance can be given that there will be a secondary market for any such securities or liquidity in the secondary market if one develops. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, unless otherwise stated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference to BRP Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Insurance Risk Partners, LLC as of December 31, 2019, and for the year then ended have been incorporated by reference herein and in the registration statement on reliance of the report of Dixon Hughes Goodman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Rosenthal Bros., Inc. as of December 31, 2019, and for the year then ended have been incorporated by reference herein and in the registration statement on reliance of the report of Dixon Hughes Goodman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Lanier Upshaw, Inc. as of December 31, 2019 and 2018, and for the years then ended have been incorporated by reference herein and in the registration statement on reliance of the report of Dixon Hughes Goodman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Highland Risk Services LLC as of December 31, 2019 and 2018, and for the years then ended have been incorporated by reference herein and in the registration statement on reliance of the report of Dixon Hughes Goodman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Armfield, Harrison and Thomas, Inc. as of December 31, 2019, and for the year then ended have been incorporated by reference herein and in the registration statement on reliance of the report of Dixon Hughes Goodman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Insgroup, Inc. as of December 31, 2019, and for the year then ended have been incorporated by reference herein and in the registration statement on reliance of the report of Dixon Hughes Goodman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Lykes Insurance, Inc. as of December 31, 2018, and for the year then ended have been incorporated by reference herein and in the registration statement on reliance of the report of RSM US LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Millennial Specialty Insurance LLC incorporated by reference from BRP Group, Inc.’s prospectus, dated October 23, 2019, filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act, in connection with the Registration Statement on Form S-1 (File No. 333-233908) have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

8,750,000 shares

Class A common stock

Prospectus supplement

Joint book-running managers

J.P. Morgan	BofA Securities	Wells Fargo Securities	Morgan Stanley	Jefferies	William Blair

Co-managers

Keefe Bruyette & Woods	Raymond James	Dowling & Partners Securities LLC	Capital One Securities
A Stifel Company

Prospectus supplement dated December 8, 2020.